SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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American Electric Power Company, Inc.
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Notice of 2021 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215
Nicholas K. Akins Chairman of the Board and Chief Executive Officer
March 10, 2021

Dear Shareholders:

This year’s annual meeting of shareholders will be held at the New Albany Transmission Headquarters, 8500 Smiths Mill Road, New Albany, Ohio on Tuesday, April 20, 2021, at 9:00 a.m. Eastern Standard Time. To support the health and safety of its employees, shareholders and communities, AEP strongly urges shareholders to call into the meeting, rather than attend in person, by using the following toll-free number to listen to the meeting live: 877-336-4440, passcode 1581570. Shareholders are asked to call in 10 to 15 minutes before the scheduled start time. The company is sensitive to the public health and travel concerns its shareholders may have and the restrictions that federal, state and local governments have imposed on traveling and on the number of people that should attend gatherings. Attendees will be required to observe all physical distancing and face covering requirements.

Your Board of Directors and I cordially invite you to attend as provided above. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 22, 2021, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•By Internet, at www.envisionreports.com/AEP

•By toll-free telephone at 800-652-8683

•By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

NOTICE OF 2021 ANNUAL MEETING

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

TIME	9:00 a.m. Eastern Time on Tuesday, April 20, 2021

PLACE	New Albany Transmission Headquarters 8500 Smiths Mill Road New Albany, OH

ITEMS OF BUSINESS	(1) To elect the 12 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2021.
(3) To hold an advisory vote on executive compensation.

RECORD DATE	Only shareholders of record at the close of business on February 22, 2021 are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you received paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE at www.envisionreports.com/AEP

If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions from the holder of record in order to vote your shares.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 10, 2020	David M. Feinberg Secretary

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 20, 2021: Our 2021 Proxy Statement and 2020 Annual Report to shareholders are available at www.edocumentview.com/aep

Proxy Statement

March 10, 2021

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of this proxy statement, our 2020 Annual Report and a form of proxy or voting instruction card is first being mailed or made available to shareholders on or about March 10, 2021, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 20, 2021 in New Albany, Ohio.

To support the health and safety of its employees, shareholders and communities, AEP strongly urges shareholders to call into the meeting, rather than attend in person, by using the following toll-free number to listen to the meeting live: 877-336-4440, passcode 1581570. Shareholders are asked to call in 10 to 15 minutes before the scheduled start time. The company is sensitive to the public health and travel concerns its shareholders may have and the restrictions that federal, state and local governments have imposed on traveling and on the number of people that should attend gatherings. Attendees will be required to observe all physical distancing and face covering requirements.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP common stock at the close of business on the record date, February 22, 2021, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 496,661,878 shares of AEP common stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of Internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are signed and returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their plan accounts on February 22, 2021.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by voting again after the date of the proxy being revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under the NASDAQ Stock Market LLC (NASDAQ) rules, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered a “routine” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors and the advisory vote on executive compensation are “non-routine” matters. That means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

The Company has implemented a majority voting standard for the election of directors in uncontested elections. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. If a nominee does not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws.

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass, and the effect of abstentions and uninstructed shares on each proposal.

Item	Board Recommendation		Voting Standard	Abstentions	Broker Non-Votes
Item 1 – Election of Directors	✓	FOR	Majority of votes cast for each Director	No effect	No effect
Item 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2021(1)	✓	FOR	Majority of shares voted	No effect	Discretionary voting by broker permitted
Item 3 – Advisory vote to approve executive compensation (Say on Pay)(1)	✓	FOR	Majority of shares voted	No effect	No effect

(1)As advisory votes, the proposals to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2021 and to approve executive compensation are not binding upon the Company. However, the Board, the Audit Committee and the Human Resources Committee value the opinions expressed by shareholders and will consider the outcome of these votes when making future decisions.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or writing to them at P.O Box 505005, Louisville, KY 40233-5005. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 505005, Louisville, KY 40233-5005. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.aep.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print, free of charge, by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained on our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report for the fiscal year ended December 31, 2020 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Currently, AEP's Board of Directors consists of 14 members. Messrs. Crosby and Notebaert will end their service as members of the Board effective as of the date of the annual meeting; therefore, the Board of Directors has authorized a reduction in the size of the Board to 12 members, effective as of April 20, 2021, as permitted by the Bylaws. Accordingly, twelve directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

Eleven of the twelve nominees were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance (the Corporate Governance Committee) following an individual evaluation of each nominee’s qualifications and 2020 performance. Mr. Roberts was elected by the Board in December 2020 and was nominated following an evaluation of his qualifications. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2020 annual meeting, except for Mr. Roberts. Mr. Roberts was recommended to the Board by a director search firm, which was paid a fee to identify and evaluate potential Board members. Some members of the Corporate Governance Committee interviewed Mr. Roberts and the Corporate Governance Committee reviewed his qualifications and recommended him to the full board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

The Board of Directors unanimously recommends a vote FOR each of the director nominees below.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this proxy statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s common stock and stock-based units beneficially owned by each of them appears on page 72.

Nominees For Director

Nicholas K. Akins New Albany, Ohio Age 60 Director since 2011
Professional Highlights
Elected chief executive officer of AEP in November 2011; elected Chairman of the Board in January 2014 and Chairman and chief executive officer of all of AEP’s major subsidiaries in November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011.

Mr. Akins’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our chief executive officer. Mr. Akins brings to the Board experience in all facets of operational and compliance related activities in the utility industry, which enables him to effectively identify strategic priorities and execute strategy. Mr. Akins’ service on the board of another public company, including service as chair of its nominating and corporate governance committee, provides Mr. Akins additional governance insights that are valuable in his role as our Board Chairman.

Current Public Company Boards
Fifth Third Bancorp

David J. Anderson Greenwich, Connecticut Age 71 Director since 2011
Professional Highlights
Former Chief Operating Officer and Chief Financial Officer of Nielsen Holdings plc, a leading global information, data and measurement company (September 2018 - December 2019). Former executive vice president and chief financial officer of Alexion Pharmaceuticals, a leading biotechnology company, from December 2016 to August 2017. Previously, chief financial officer from 2003 until his retirement in 2014 of Honeywell International, a diversified technology and manufacturing company.

Mr. Anderson’s qualifications to serve on the Board include his corporate finance expertise as the chief financial officer of a Fortune 100 company and his experience as a public company director. While at Honeywell, Mr. Anderson was responsible for the company’s corporate finance activities including tax, accounting, treasury, audit, investments, financial planning, acquisitions and real estate. Through his finance leadership positions, Mr. Anderson brings to the Board relevant experience in the areas of management and executive leadership and experience in developing and executing strategy. His extensive finance expertise provides valuable insight in the areas of financial reporting and accounting and controls.

Previous Public Company Boards
Cardinal Health, Inc. (2014-2018)
Fifth Street Asset Management, Inc. (2014-2015)
BE Aerospace Inc. (2014 – 2017)

Nominees For Director — continued

J. Barnie Beasley, Jr. Sylvania, Georgia Age 69 Director since 2014
Professional Highlights
Mr. Beasley served as an independent nuclear safety and operations expert to the board of directors of the Tennessee Valley Authority, a large electric utility in the southeastern United States, from 2011 to 2014. Retired chairman, president and chief executive officer of Southern Nuclear Operating Company, the nuclear operating company subsidiary of an electric utility (2004-2008). Advisor to EnergySolutions, Inc., a nuclear services company (2014-2019).

Mr. Beasley’s qualifications to serve on the Board include his nuclear expertise as the chief executive officer of the nuclear operating company subsidiary of Southern Company and his experience as a public company director. Mr. Beasley brings to the Board decades of experience in the nuclear and utility industries, including high level executive management and business oversight experience. He has substantial experience working with federal government administrators, which provides valuable insights in governmental and regulatory issues. His extensive experience in operations provides insights in risk management, safety, personnel development and environmental matters. Mr. Beasley also brings significant engineering experience, having held a Professional Engineering license for over 37 years. His experience in the nuclear industry also provides him substantial experience in physical security and cybersecurity.

Current Public Company Boards
GSE Systems, Inc.

Art A. Garcia Southwest Ranches, Florida Age 59 Director since 2019
Professional Highlights
Retired chief financial officer of Ryder System, Inc., a provider of fleet management, supply chain management and logistic solutions (2010-2019). Senior Vice President and Controller of Ryder (2005-2009). Mr. Garcia is a certified public accountant who began his career with Coopers & Lybrand before joining Ryder.

Mr. Garcia’s qualifications to serve on the Board include his corporate finance and accounting expertise as a chief financial officer and his experience as a public company director. While at Ryder, Mr. Garcia held several positions of increasing responsibility, including group director accounting services, as well as senior vice president and corporate controller before his appointment as chief financial officer. Mr. Garcia also oversaw corporate strategy and development, and led the reengineering of the company’s finance function to drive increased efficiencies. His extensive finance expertise provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board relevant experience in risk management, regulated industries, safety and strategy development.

Current Public Company Boards
ABM Industries Incorporated
Elanco Animal Health Incorporated

Nominees For Director — continued

Linda A. Goodspeed Marco Island, Florida Age 59 Director since 2005
Professional Highlights
Retired managing partner of Wealthstrategies Financial Advisors, LLC (2008-2017). Retired senior vice president and chief information officer of The ServiceMaster Company, a residential and commercial service company (2011-2013). From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer.

Ms. Goodspeed’s qualifications to serve on the Board include her information technology expertise as a chief information officer and her experience as a public company director. Ms. Goodspeed has experience in key strategic and operational roles with several large global companies as chief information officer. Ms. Goodspeed brings to the Board a wealth of experience leading complex IT organizations and brings innovation experience. She has completed the National Association of Corporate Directors certification in cybersecurity oversight. She has experience as a senior leader of businesses developing electric vehicles, and past experience developing and marketing new customer facing products and technology in the appliance and automotive industries.

Current Public Company Boards
AutoZone, Inc.
Darling Ingredients Inc.

Previous Public Company Boards
Global Power Equipment Group (2016-2018)
Columbus McKinnon Corp (2004-2017)

Thomas E. Hoaglin Columbus, Ohio Age 71 Director since 2008
Professional Highlights
Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Mr. Hoaglin’s qualifications to serve on the Board include his extensive senior executive experience in the banking industry and his experience as a public company director. With his experience as chairman and chief executive officer of Huntington Bancshares, Mr. Hoaglin brings to the Board extensive experience in consumer and commercial marketing, and experience as leader of a company focused on meeting customer expectations. His experience as a banker provides him with strong credit and risk management experience and knowledge of credit and capital markets. He also has extensive corporate governance expertise from his service on the Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Previous Public Company Boards
The Gorman-Rupp Company

Nominees For Director — continued

Sandra Beach Lin Flower Mound, Texas Age 63 Director since 2012
Professional Highlights
Retired chief executive officer of Calisolar, Inc., a solar silicon company (2010-2011). Executive vice president, then corporate executive vice president of Celanese Corporation, a global hybrid chemical company (2007-2010). Previous senior operating roles at Avery Dennison, Alcoa and Honeywell. Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors.

Ms. Lin’s qualifications to serve on the Board include her extensive senior executive experience managing large global businesses in multiple industries and her experience as a public company director. Ms. Lin brings to the Board extensive experience as a senior executive in operational roles at numerous industrial manufacturing sites, which gave her significant experience in employee safety and manufacturing. In her senior leadership positions, she created and executed strategies in diverse industries, including automotive, packaging, specialty chemicals and solar energy. She also has wide global experience in sales and marketing. In her executive leadership as the chief executive officer of a materials supplier to the solar industry, she helped bring to market new, innovative technology to reduce costs to solar cell manufacturers. Her service as a board leadership fellow for the National Association of Corporate Directors has given her additional expertise related to corporate governance.

Current Public Company Boards
Trinseo S. A.
Avient Corporation
Previous Public Company Boards
WESCO International (2002-2019)

Margaret M. McCarthy North Chatham, Massachusetts Age 67 Director since 2019
Professional Highlights
Retired Executive Vice President – Technology Integration of CVS Health Corporation (December 2018 to June 2019). Executive vice president of operations and technology for Aetna, Inc., a diversified health care benefits company (2010 – 2018). Prior to joining Aetna in 2003, she served in information technology-related roles at CIGNA Healthcare and Catholic Health Initiatives.

Ms. McCarthy’s qualifications to serve on the Board include her extensive senior executive experience in the healthcare industry and her experience as public company director. Ms. McCarthy was responsible for innovation, technology, data security, procurement, real estate and service operations at Aetna. Ms. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young. She was previously a director of a data center and cloud security company. She has extensive experience in the regulated insurance industry, business strategy, customer experience and cyber and physical security.

Current Public Company Boards
Brighthouse Financial, Inc.
First American Financial Corporation
Marriott International Inc.

Nominees For Director — continued

Stephen S. Rasmussen West Des Moines, Iowa Age 68 Director since 2012
Professional Highlights
Retired Chief executive officer of Nationwide Mutual Insurance Company (Nationwide) (2009 - September 2019). President and chief operating officer of Nationwide (2003 – 2009).

Mr. Rasmussen’s qualifications to serve on the Board include his extensive senior executive experience in the insurance industry. As the former chief executive officer of Nationwide Mutual Insurance Company, a Fortune 100 large diversified insurance and financial services organization, Mr. Rasmussen brings to the Board extensive experience in risk management and strategic planning in the highly regulated insurance industry. He also brings to the Board relevant experience in the areas of marketing, management, finance, executive leadership, and the customer experience.

Oliver G. Richard, III Lake Charles, Louisiana Age 68 Director since 2013
Professional Highlights
Owner and president of Empire of the Seed LLC, a company that preserves older buildings for reuse since 2005. Mr. Richard served as chairman, president and chief executive officer of Columbia Energy Group (Columbia Energy) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard served as a commissioner of the Federal Energy Regulatory Commission from 1982 to 1985.

Mr. Richard’s qualifications to serve on the Board include his extensive knowledge of the utility industry as a former commissioner of the Federal Energy Regulatory Commission, his senior executive experience at utility companies and his experience as a public company director. Mr. Richard brings to the board experience as a regulator in our industry, along with his other legal and public policy experience, which gives him unique and valuable perspective to our industry. He also has a breadth of experience in the energy sector, through his position as chairman, president and chief executive officer of a Fortune 500 company, with relevant experience in the areas of operations, management, executive leadership, strategic planning, human resources and corporate governance. He also has experience as a consultant in the energy and management industries.

Current Public Company Boards
Cheniere Energy Partners, GP, LLC

Previous Public Company Boards
Buckeye Partners, L.P. (2009 - 2019)

Nominees For Director — continued

Daryl Roberts Wilmington, Delaware Age 52 Director since 2020
Professional Highlights
Senior Vice President and Chief Operations and Engineering Officer of DuPont de Nemours Inc. since 2018. From 2015-2018, Vice President, Manufacturing, Engineering and Regulatory Service and from 2012-2015 Senior Director, Manufacturing and Regulatory Services of Arkema S.A. From 1998-2012, he served in various manufacturing, health and safety, operations and engineering positions at Arkema S.A.

Mr. Robert’s qualifications
Mr. Robert’s qualifications to serve on the Board include his executive experience in the global manufacturing industry. He also brings to the Board relevant experience in engineering, manufacturing, operations, regulatory and health and safety. Through his roles in the manufacturing industry, he also has experience managing compliance, regulatory and public policy matters.

Sara Martinez Tucker Dallas, Texas Age 65 Director since 2009
Professional Highlights
Former Chief Executive Officer of the National Math and Science Initiative from February 2013 to March 2015. From 2009 to February 2013, independent consultant. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T.

Ms. Tucker’s qualifications to serve on the Board include her experience in governmental affairs in the highly regulated telecommunications industry and as the Under Secretary of Education, her experience in human resources and customer service operations and her experience as a public company director. Her leadership positions in government and education provide perspective on social responsibility and diversity. Ms. Tucker brings to the Board relevant expertise from her various leadership positions in government and education and her business experience at AT&T in regulatory affairs, government and public policy matters. As an executive at AT&T, she had experience in consumer and retail businesses and human resources.

Current Public Company Boards
Service Corporation International

Previous Public Company Boards
Sprint Corporation (2013 - 2020)
Xerox Corporation (2011 - 2019)

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2020, the Board held one regular meeting, one telephonic meeting, and five meetings by videoconference. AEP typically encourages, but does not require, members of the Board to attend the annual shareholders’ meeting. Last year, due to COVID-19, AEP encouraged virtual attendance.

Two members of our Corporate Governance Committee, Ms. Lin and Mr. Hoaglin, are members of The National Association of Corporate Directors’ (NACD) Nominating and Governance Chair Advisory Council, a group that seeks to identify ways that board nominating and governance committees can help build investor confidence in publicly traded companies. Ms. Lin is also an NACD Board Leadership Fellow.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2020 by each committee and the directors who currently serve on these committees. Each director attended 100 percent of the meetings of the Board and Board committees on which he or she served during 2020. Mr. Roberts was appointed to the Audit, Policy, and Nuclear Oversight committees in February 2021.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X (Chair)
Mr. Anderson	X (Chair)		X	X	X
Mr. Beasley			X			X	X (Chair)
Mr. Crosby			X	X		X (Chair)	X
Mr. Garcia	X	X	X		X (Chair)
Ms. Goodspeed	X		X				X
Mr. Hoaglin	X	X (Chair)	X	X
Ms. Lin	X	X	X
Ms. McCarthy	X		X				X
Mr. Notebaert		X	X		X	X
Mr. Nowell		X	X		X
Mr. Rasmussen		X	X		X	X
Mr. Richard			X (Chair)			X	X
Ms. Tucker		X	X			X
2020 Meetings	6	5	3	1	5	8	4

The functions of the committees are described below. The committee charters provide a more detailed discussion of the purposes, duties and responsibilities of the committees. A copy of each of the committee charters can be found on our website at www.aep.com/investors/governance.

The Committee on Directors and Corporate Governance (the Corporate Governance Committee) is responsible for:

1.Recommending the size of the Board within the limits imposed by the Bylaws.

2.Recommending selection criteria for nominees for election or appointment to the Board.

3.Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.Recommending members to serve on committees and chairs of the committees of the Board.

7.Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.Overseeing the AEP Corporate Compliance Program.

9.Overseeing the annual evaluation of the Board of Directors.

10.Overseeing the annual evaluation of individual directors.

11.Monitoring AEP’s Related Person Transaction Approval Policy.

12.Overseeing AEP’s Corporate Accountability Report which includes information on sustainability, environmental, social and governance matters and material concerning political contributions.

Consistent with the rules of the NASDAQ and our Director Independence Standards, all members of the Corporate Governance Committee are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NASDAQ rules and our Director Independence Standards. Each member is also a “non-employee director” as defined in SEC Rule 16b-3 under the Exchange Act.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement, and recommends that it be included in the Company’s Annual Report on Form 10-K.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 49.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor.

Consistent with the rules of NASDAQ and our Director Independence Standards, all members of the Audit Committee are independent. The Board has also determined that all members of the Audit Committee, Messrs. Anderson, Garcia and Hoaglin and Mses. Goodspeed, Lin and McCarthy, are “audit committee financial experts” as defined by SEC rules.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning their short and long-term financing plans and programs. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance (Principles), AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for Members of the Board of Directors, Director Independence Standards, and charters for the Audit Committee, the Corporate Governance Committee and the HR Committee. The corporate governance page can be found at www.aep.com/investors/governance. Printed copies of all of these materials also are available without charge upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

We are committed to strong governance practices that protect the long-term interests of our shareholders. Our governance framework includes the following key governance best practices:

Governance Highlights
•	11 out of 12 director nominees are independent	•	Annual shareholder engagement on governance issues, including ESG matters and strategy with Lead Director participation
•	Strong Independent Lead Director with clearly delineated duties	•	Executive sessions of non-management directors at every Board meeting
•	Annual election of all directors	•	Robust stock ownership guidelines for executive officers and non-employee directors
•	Majority voting in the election of directors with director resignation policy (plurality standard to apply in contested elections)	•	Risk oversight by full Board and Committees
•	Annual Board and Committee self-evaluations, including individual Board member evaluations	•	Board and Committees may hire outside advisors independently of management
•	Audit Committee, HR Committee, and Corporate Governance Committee composed entirely of independent directors	•	Limit on the number of public company directorships Board members may hold (4)
•	Diverse Board in terms of gender, ethnicity and specific skills and qualifications	•	Proxy access for shareholders

Directors

Qualifications

The Principles are available on our website at www.aep.com/investors/governance. With respect to director qualifications and attributes, the Principles provide that, in nominating a slate of Directors, it is the Board’s objective, with the assistance of the Corporate Governance Committee, to select individuals with skills and experience to effectively oversee management’s operation of the Company’s business.

In addition, the Principles provide that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders, and that directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria). The Criteria are available on the Company’s website at www.aep.com/investors/governance.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large energy business.

Diversity

The Criteria also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Corporate Governance Committee considers these criteria each year as it determines the slate of director nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election or appointment to the Board. The Corporate Governance Committee is committed to including in each director search qualified candidates who reflect diverse backgrounds, including diversity of gender and race. The Board believes that its implementation of this policy is effective in maintaining the diversity of the members of the Board.

Understanding the importance of Board composition and refreshment for effective oversight, the Corporate Governance Committee strives to maintain an appropriate balance of tenure, diversity, skills and experience on the Board. Below are highlights of the composition of our Director nominees:

Board Diversity Matrix
Gender:	Male	Female	Non-Binary	Gender Undisclosed
	8	4
Diversity categories:
African American or Black	1
Alaskan Native or American Indian
Asian
Hispanic, Latino or Latina	2
Native Hawaiian or Pacific Islander
White	9
Two or More Races or Ethnicities
LGBTQ+
Undisclosed

Selection of Director Candidates

The Corporate Governance Committee is responsible for recruiting new directors and identifies, evaluates and recommends director candidates to the Board. The Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance Committee through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend director candidates to the Corporate Governance Committee may do so by following the procedures described in Shareholder Proposals and Nominations.

Linking Business Strategy with Key Skills Represented on the Board

AEP’s long-term strategy is to be a fully regulated, premier energy company focused on investment in infrastructure and energy solutions that customers want and need. We are focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. And we continue to grow our renewable generation portfolio as part of our strategy to diversify generation resources to provide clean energy options to customers. We operate and maintain the nation’s largest electricity transmission system and more than 223,000 circuit miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with approximately 30,000 megawatts of diverse generating capacity, including more than 5,300 megawatts of renewable energy.

The Corporate Governance Committee and the Board regularly consider the Company’s strategy and the particular skills, experiences and other qualifications that should be represented on the Board as a whole, to effectively oversee the Company’s strategic direction. As part of the Board’s succession planning, the Board reviews the skills currently represented on the Board but, more importantly, focuses on the skills needed in the future. In that regard, the Board sought a new director with engineering, manufacturing, operations, regulatory and health and safety skills and recruited Mr. Roberts to join the Board in December 2020.

We believe that our director nominees, taken together as a group, possess the skills and expertise appropriate for maintaining an effective Board aligned with the Company’s long term strategy. Listed below are summaries of specific qualifications that the Corporate Governance Committee and the Board believe should be represented on the Board.

Senior Executive Leadership and Business Strategy	Regulated Industry Experience
Directors who hold or have held significant senior leadership experience as a CEO or senior executive provide the Company with unique insights. They generally possess extraordinary leadership skills as well as the ability to recognize and develop leadership skills in others. They have a practical understanding of organizations, strategy and risk management, and know how to drive growth.
Our business is heavily regulated. AEP engages in a complex business with significant public policy and public safety implications. A portion of our business deals with nuclear regulations and operations. The development and execution of our strategy depends on directors who have experience with public policy issues, energy markets, technology, renewable energy, and electric transmission and distribution infrastructure.

Industrial Operations Experience	Safety and Talent
AEP invests billions of dollars each year on maintenance and growth investments to improve reliability of its electric transmission and distribution systems, and to enhance customer service. AEP also invests substantial sums in our generation portfolio. Having directors with experience with these complex processes is important because it allows the Board to provide AEP with appropriate decision-making and oversight related to complex capital projects.

With safety as an AEP core value, maintaining the safety of AEP employees and the public is imperative. Therefore, it is helpful to have directors with experience who can assist the Board in its oversight of the Company’s programs and performance related to health and safety. In addition, directors who have significant leadership experience as a CEO or senior executive are better able to recognize and develop leadership skills and talents in others.

Risk Management	Innovation and Technology
Managing risk in a rapidly changing utility industry is critical to our success. Directors with an understanding of the most significant risks facing AEP and experience and leadership to provide effective oversight of management risk processes is critical to our success.
The utility industry is rapidly changing with the development of new technologies and shifting energy policy and environmental regulation in energy markets. Therefore, it is important to have directors who possess experience in these areas.
Finance and Accounting	Cybersecurity and Physical Security

Accurate and transparent financial reporting is critical to our success. Given the capital intensive nature of our business, we also seek directors who have experience overseeing effective capital allocation. We seek to have a number of directors who qualify as audit committee financial experts.

The industry in which AEP conducts its business is subject to physical and cyber threats against the security of assets and systems. AEP recognizes the importance of directors who possess experience in these areas.

Government, Legal and Environmental Affairs	Customer Experience and Marketing
AEP is engaged in a business that is subject to extensive regulation by multiple state and federal regulatory authorities. Experience with and understanding of government regulation is critical to AEP’s efforts to help shape public policy and government regulation that has a direct effect on its business and strategy. The production of energy also has environmental implications and how we address rapidly evolving environmental regulation has important strategic implications. As such, we seek directors with experience in government, legal and environmental affairs to provide insight on effective strategies in these areas.
Understanding the needs of our customers is important in our rapidly changing industry. Marketing expertise is also important as our business becomes more competitive and as we focus on meeting customer expectations and transforming the customer experience. We seek directors who have experience in consumer businesses and are committed to excellence in service.

The Corporate Governance Committee also considers a wide range of additional factors, including each candidate’s projected retirement date to assist in Board succession planning; other positions the candidate holds, including other boards of directors on which he or she serves; and the independence of each candidate.

In our corporate governance outreach calls with our largest shareholders, several asked us to consider reducing the number of public company boards that our directors may serve on to ensure that directors have sufficient time to dedicate to their Board service. In response to this shareholder feedback, we amended our Principles in 2015 to reduce the number of public boards our directors can serve on from six to four.

Typically, the Corporate Governance Committee identifies candidates through the use of an outside search firm, which is how Mr. Roberts was identified. The Corporate Governance Committee provides the outside search firm with the characteristics, skills and experiences that may complement those of the existing members. The outside search firm then provides recommendations for candidates with such attributes and skills. The Corporate Governance Committee meets in executive session to discuss potential candidates and determines which candidates to interview.

The Corporate Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of the Company and others who bring a fresh perspective. The Corporate Governance Committee has recruited new directors to the Board through the rigorous process described above. In the Board's view, the best method to ensure healthy board evolution is through thoughtful consideration of the nomination of directors prior to each election or appointment based on a variety of factors, including director performance, skills and expertise, the Company’s needs and board diversity.

Director Independence

In accordance with NASDAQ standards, a majority of the members of the Board of Directors must qualify as independent directors. Under NASDAQ standards, no member of the Board is independent unless the Board affirmatively determines that such member does not have a direct or indirect material relationship with the Company. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our website at www.aep.com/investors/governance.

Each year, our directors complete a questionnaire that elicits information to assist the Corporate Governance Committee in assessing whether the director meets NASDAQ’s independence standards and the Director Independence Standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Corporate Governance Committee. Utilizing this information, the Corporate Governance Committee evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries and also confirms that none of these relationships is advisory in nature. The Corporate Governance Committee determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Corporate Governance Committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards the Board has adopted or under NASDAQ’s independence standards, might impede a director’s independence.

We are an energy company that provides electric service in eleven different states. Any organization that does business in our service territory is served by one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. Most of those organizations purchase electric service from us. However, these organizations purchase electric service from us at tariff rates or at rates obtained through a competitive bid process. Therefore, the Corporate Governance Committee determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. The Corporate Governance Committee reviews charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Corporate Governance Committee also reviews contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which we operate by contributing funds to organizations in those communities. The Corporate Governance Committee determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions with Mr. Roberts, who is an executive officer of DuPont de Nemours Inc. DuPont purchases electricity from our subsidiaries (substantially less than one percent of either company’s gross revenues). In addition, the Company paid DuPont for industrial products and safety education services used by the Company’s utility subsidiaries. These amounts were insignificant to both companies' gross revenue. The transactions between DuPont and the Company were in the ordinary course and entered into on an arm's length basis. Therefore, the Board determined that these transactions do not impair the independence of Mr. Roberts.

As a result of this review, the Board has determined that, other than Mr. Akins, each of the directors standing for election, including Messrs. Anderson, Beasley, Garcia, Hoaglin, Rasmussen, Richard and Roberts and Mses. Goodspeed, Lin, McCarthy and Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under NASDAQ rules and the Company’s Director Independence Standards.

Shareholder Nominees for Directors

The Corporate Governance Committee will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.aep.com/investors/governance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Principles, the Board has the authority to combine or separate the positions of Chairman and CEO, as well as to determine whether, if the positions are separated, the Chairman should be an employee, non-employee or an independent director.

At this time, the Board believes that the functioning of the Board is currently best served by maintaining a structure of having one individual serve as both Chairman and CEO. The Board believes that having a single person acting in those capacities promotes unified leadership and direction for both the Board and management and also provides a single, clear focus to execute the Company’s strategy especially during this time of significant change in the utility business. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes it may be appropriate for the role of Chairman and CEO to be split.

Under the Principles, in circumstances where the Chairman of the Board is not independent or where the positions of Chairman and Chief Executive Officer are filled by the same person, the Board considers it useful and appropriate to designate a Lead Director. The Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes 13 independent directors among its 14 members. The Board holds executive sessions at which only independent directors are present at every board meeting, and, each year, the independent directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Lead Director

Mr. Hoaglin has been the Lead Director of the Board since April 2012. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors. As the Lead Director, Mr. Hoaglin:

•	Works closely with the Chairman in developing the agenda for Board meetings and the information sent to the Board	•	Participates in the Company’s annual shareholder outreach calls
•	Consults with and advises the Chairman on matters arising between Board meetings	•	Sets the agenda for and chairs the executive sessions at every Board meeting
•	Advises the Chairman on Board Committee and Committee Chair assignments	•	Serves as a liaison between the Chairman and the independent directors
•	Leads the Board’s annual self-assessment	•	Has the authority to call special meetings of the Board
•	Reviews the results of the annual evaluation of individual directors with each director	•	Has the authority to retain outside legal counsel or other advisors as needed by the Board
•	Co-leads, with the Chair of the HR Committee, the annual performance assessment of the Chief Executive Officer

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, cyber security risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, human capital/corporate culture risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks.

The Board is responsible for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks. Our Chief Risk Officer attends Audit Committee meetings and reviews and discusses Company risks. Management has prepared and categorized a list of the Company’s major types of risks. The Audit Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees.

Cyber security and the effectiveness of AEP’s cyber security processes are reviewed annually with the Board of Directors and at several meetings of the Audit Committee of the Board of Directors throughout the year.

The Audit Committee is responsible for overseeing financial reporting risks, and oversees the Company’s maintenance of financial and disclosure controls and procedures and specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures. The Audit Committee also discusses AEP’s policies for risk assessment and risk management and annually assesses compliance with these processes. Our Chief Financial Officer, Chief Risk Officer, Chief Accounting Officer and General Counsel attend the Audit Committee meetings.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. The Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Financial Officer and General Counsel attend the Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning, executive leadership development and other human capital related risks. Our Chief Administrative Officer attended all HR Committee meetings in 2020.

The Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. The Corporate Governance Committee also oversees environmental performance and compliance risks. Our Chief Financial Officer and our General Counsel attend the meetings of the Corporate Governance Committee.

Our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant.

Compensation Risk

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risks and to ensure that its executive compensation programs do not encourage excessive risk taking. The Company’s incentive compensation has the following characteristics:

•Incentive award opportunities for employees as a group are capped at 200 percent of target, while awards for individual employees are capped at 250 percent of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•The large majority of incentive compensation is provided to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important due to the large amount of long-term capital investments required in our business;

•Annual incentive compensation for nearly all employees, including all executive officers, is based substantially on AEP’s operating earnings per share, which helps ensure that incentive awards are commensurate with the Company’s earnings;

•Performance metrics for annual incentive compensation include safety measures for most employees which helps ensure that employees are not encouraged to achieve earnings objectives at the expense of workforce safety;

•Performance metrics for long-term incentive compensation are comprised of cumulative operating earnings per share (EPS) (50% weight), total shareholder return (TSR) relative to the Company's utility peer group (40% weight) and carbon free capacity (CFC) as a percentage of total generating capacity (10% weight). EPS and TSR are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance, and the CFC factor aligns with our long-term strategic plans;

•Incentive compensation performance scores are subject to an internal audit. Incentive award payouts to senior AEP management are subject to review and approval of the HR Committee, or, in the case of the CEO, the independent members of the Board. The Board and the HR Committee have the discretionary authority to reduce or eliminate any incentive payouts;

•Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation (clawback) policy;

•AEP grants 75 percent of its long-term incentive awards in the form of performance shares with a 3 year performance and vesting period, and the remaining 25 percent in the form of restricted stock units (RSUs) that vest over a forty-month period. These long-term incentive awards align the interests of employees with the long-term interests of shareholders and serve as a retention tool; and

•AEP maintains stock ownership requirements for senior officers and other key employees (51 executives as of January 1, 2021).

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers. As a result of this review and the processes described above, the HR Committee concluded that the Company’s compensation program appropriately balance risks and rewards in a way that does not encourage excessive or imprudent risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

CEO and Senior Management Succession Planning

Our Board oversees management succession planning and talent development. The HR Committee regularly reviews and discusses with management the CEO succession plan and the succession plans for key positions at the senior officer level across the Company. The HR Committee reviews potential internal senior management candidates with our CEO, including the qualifications, experience, and development priorities for these individuals. The full Board spends the bulk of one of its meetings each year discussing succession plans. The Board also evaluates succession plans in the context of our overall business strategy. Potential leaders are visible to Board members through formal presentations and informal events to allow directors to assess candidates personally.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

Human Capital Management and Corporate Culture

Attracting, developing and retaining employees with the skills and experience needed to provide service to our customers efficiently and effectively is crucial to AEP’s long-term success and is central to our long-term strategy. We invest in our employees and continue to build a high performance and inclusive culture that inspires leadership, encourages innovative thinking and welcomes everyone. The Company has been recognized for its efforts in this area. Recently,

•AEP was named to Fortune magazine’s World’s Most Admired Companies list in the electric and gas utilities sector.

•AEP was included in the 2021 Bloomberg Gender-Equality Index (GEI) for the third consecutive year, which recognizes companies that are committed to supporting gender equality through policy development, representation, and transparency.

•AEP was recognized in the Corporate Equality Index as a Best Place to Work for LGBTQ Equality.

•AEP was recognized by Victoria Media as a Top 100 Military Friendly Employer.

•AEP was named a Best Place to Work for Disability Inclusion.

•AEP was named to Forbes JUST 100 2021 list. AEP also earned the top spot for utilities and was the highest ranked utility in the 'Workers' category.

•AEP was named to Newsweek Magazine's America's Most Responsible Companies list for 2021.

Culture

At AEP, we believe in doing the right thing every time for our customers, each other and our future. The Board has oversight responsibility for AEP’s culture and assuring that it supports the long-term best interests of the Company. AEP leaders at all levels are responsible for fostering an environment that supports a positive culture and for acting in a manner that positively models it. Employees are given an opportunity to share their perspectives by participating in the Employee Culture Survey, administered by Gallup, Inc., that measures the progress we are making in improving our culture. In addition to engagement, the survey measures well-being and inclusiveness. In 2020, 93% of our organization participated in the survey and we improved our grand mean score to the top decile compared to Gallup’s overall company database. Company executives also have candid meetings with employees to discuss our challenges, opportunities, what is going well and what can be even better.

Mr. Akins is a key leader in the Company’s cultural transformation through his continual encouragement of employees to work together collaboratively to safely do their best work. We continually strive for excellence in every part of our operations. We believe in a culture dedicated to diversity and inclusion, which values and promotes equal opportunity. We always aim to meet our customers’ expectations, and we are committed to conducting our operations in accordance with the highest ethical standards.

The Board participates in these same efforts through informal meetings with senior and mid-level officers. The Board discusses Company culture with Mr. Akins in executive session, and directors interact with employees to get an independent read on the pulse of the organization. Culture, integrity and ethics, in particular, are part of the CEO’s annual performance evaluation. The reputational and other risks associated with culture are also discussed and addressed through the risk oversight process described above.

Due to COVID, in 2020 the independent directors were unable to have meetings with employees without the presence of management to discuss the Company’s culture as has been the practice in prior years. The independent directors intend to resume such meetings when safely able to do so. The Board received multiple presentations from the Company’s Chief Diversity & Inclusion Officer and the Company's Chief Compliance Officer.

Safety

AEP emphasizes achieving Zero Harm, which means every employee returns home at the end of their shift in the same or better condition than when they came to work. Zero Harm is what AEP values most and commits to wholeheartedly. Zero Harm is hard work, as it requires full focus every moment of every day. AEP and its employees hold themselves accountable and are always striving to be better. For AEP and its employees, Zero Harm is not an option; it is a mandate we live by. AEP has put tools, training and processes in place to strengthen our safety-first culture and mindset. AEP's focus is on learning from events and developing leading indicators to be even more proactive in preventing harm. One common industry safety metric utilized by AEP to track incidents is the Days Away Restricted or Transferred (DART) rate. A DART event is an events that results in one or more lost days, one or more restricted days or results in an employee transferring to a different job within the Company. DART rate is a mathematical calculation (number of DART events multiplied by 200,000 work hours and divided by total YTD hours worked) that describes the number of recordable injuries per 100 full-time employees. In 2020, AEP recognized its best safety performance in the past five years with an employee DART Rate of 0.310.

Diversity and Inclusion

AEP is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We foster an inclusive workplace that encourages diversity of thought, culture and background, and actively work to eliminate unconscious biases. We believe our workforce should reflect the diversity of our customers and the communities we serve so that we may better understand how to tailor our services to meet their demands and expectations. As of December 31, 2020, females comprised approximately 20% of AEP’s workforce while approximately 19% was represented by minorities, which represents progress but we recognize that more needs to be done.

AEP has taken actions to denounce all forms of racism in the wake of the racial and social unrest across the country. Mr. Akins joined more than 1,400 other CEOs as a signatory to the CEO Action for Diversity and Inclusion pledge, the largest CEO-driven business commitment to advancing diversity and inclusion within the workplace. To accelerate our diversity and inclusion strategy, AEP has initiated a “Seize the Moment: Let’s Keep the Momentum Going” action plan that included candid conversations about race, Town Hall webcasts, and “Let’s Talk” discussions with the top 20 African American leaders at AEP.

Employee Resource Groups

AEP demonstrates its commitment to a trusting and inclusive work environment by empowering employees to form and participate in Employee Resource Groups (ERGs). The ERGs at AEP include Abled and Disabled Allies Partnering Together, the African-American ERG, the Asian-American ERG, the Hispanic Origin Latin American ERG, the Military Veteran ERG, the Native American ERG and the Pride Partnership. Our ERGs reflect the diverse makeup of our workforce and enable us to gain valuable insight into the diverse communities we serve. They also help increase engagement across AEP by providing employees with a safe space to discuss work-related issues and to develop innovative solutions. ERGs also play an active role in AEP’s diversity and inclusion efforts, including recruitment of new employees. In addition to the ERGs, AEP also sponsors the AEP Women’s Leadership Council. The mission of this council is to educate, inspire and encourage women to build confidence and reflect on their goals as they strive for career and personal growth

Board’s Oversight of Strategy and Sustainability

One of the key responsibilities of AEP's Board of Directors is overseeing the Company’s strategy to create long-term value for AEP’s shareholders. Environmental policies have a significant impact on the Company’s strategy. As a result, the Board regularly engages with senior management in the oversight of environmental issues, including climate change, energy efficiency, renewable energy and technology changes in the industry. As AEP continues to transition its business, the Board works with the senior management team to adjust plans as needed to respond to rapid changes in the industry, including technology and public policy. Management and the Board identify and incorporate significant environmental, social and governance (ESG) issues, including climate change impacts, into our business strategy. We believe that our performance on ESG matters is linked to our ability to create long-term value for our shareholders. For example, in 2020 the Board added the non-emitting generation capacity measure to the long-term incentive plan to encourage management to seek out and advance opportunities to accelerate the transformation of the Company's generation resources to a higher percentage of renewable generation to the extent doing so is in keeping with the interests of our customers and shareholders.

As part of its oversight role, the Board monitors climate risks and reviews opportunities that may be realized with climate change. The Board also receives an environmental report from management at every regularly scheduled Board meeting. In addition, the Board holds extended meetings twice a year, to provide extra time for a more robust review of the Company’s strategy. Discussions about carbon and carbon risk occur during Board meetings and those strategic planning sessions. The Board has discussed with management the Company's first climate scenario analysis, and in early 2021 the Board will review a report regarding that analysis. The Board is also responsible for reviewing and approving the Company's allocation of capital.

The Board has delegated responsibility for overseeing the Company’s annual Corporate Accountability Report (CAR) to its Corporate Governance Committee. The Corporate Governance Committee reviews and approves the annual CAR, which in 2020 included sustainability goals, a description of the Company's response to COVID, and the Company's diversity, equity and inclusion commitments. The Corporate Governance Committee also receives updates twice a year from management on its sustainability initiatives. During those meetings, management reports on its engagement with stakeholders on a range of issues, including climate change.

Under the Board’s oversight, in February 2021 AEP announced new intermediate and long-term CO2 emission reduction goals, based on the output of the Company’s integrated resource plans, which take into account economics, customer demand, grid reliability and resiliency, regulations and the Company’s current business strategy. The intermediate goal is a 80% reduction from 2000 CO2 emission levels from AEP generating facilities by 2030; the long-term goal is net-zero CO2 emissions from AEP generating facilities by 2050. The Company’s total estimated CO2 emissions in 2020 were approximately 44 million metric tons, a 73% reduction from the

Company’s 2000 CO2 emissions. AEP has made significant progress in reducing CO2 emissions from its power generation fleet and expects its emissions to continue to decline. Technological advances, including energy storage, will determine how quickly AEP can achieve zero emissions while continuing to provide reliable, affordable power for customers.

Annual Board, Committee and Individual Director Evaluations

Each year, the Corporate Governance Committee engages an independent third party, experienced in corporate governance matters, to interview each Director to obtain his or her assessment of the effectiveness of the Board and committees. In addition, the third party seeks input from each Director as to the performance of the other Board members’ performance. The Chairman of the Corporate Governance Committee instructs the third party on the particular criteria to be covered in the assessment, such as conduct of the meetings and committees, leadership and process. Each Director is asked to identify any opportunities the Board can focus on to enhance its effectiveness. The third party organizes the Director feedback and reviews it with the Chair of the Corporate Governance Committee. The Corporate Governance Committee Chair holds private conversations with each Director to give honest feedback provided from other Directors, which is meant to help Directors improve their own individual performance. The Corporate Governance Committee Chair also reviews, with the Corporate Governance Committee and the full Board, the assessment of the Board’s performance and leads a discussion to determine which areas the Board would like to focus on during the coming year to enhance its effectiveness. Finally, the Corporate Governance Committee Chair engages the Board in a mid-year discussion to gauge the Board’s satisfaction with the progress made in addressing any focus areas that were identified by the Board in its annual evaluation.

Annual Shareholder Outreach

Our Board and management are committed to engaging with our shareholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. The Corporate Governance Committee is responsible for overseeing the shareholder engagement process and the periodic review and assessment of shareholder input. Our Lead Director plays a central role in our Board’s shareholder engagement efforts. Our management team contacted institutions holding approximately 50% of our Common Stock and offered to engage with these investors. During 2020, our Lead Director and members of management had discussions with a diverse mix of our shareholders on a variety of environmental, social and corporate governance issues, including Board refreshment and management succession planning, the Board’s role in its oversight of culture and climate change, Company strategy, executive compensation, diversity and inclusion, the responsibilities of the Lead Director and the Board’s annual evaluation process. These shareholder views were shared with our Corporate Governance and HR Committees. These engagements help our Board and management understand and address the issues that are important to our shareholders.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. The Company’s Corporate Secretary reviews such inquiries or communications, and communications other than advertising or promotions of a product or service are forwarded to our Board, our independent directors as a group or our Lead Director, as appropriate.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Corporate Governance Committee. A copy of the Policy is available on our website at www.aep.com/investors/governance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of five percent of the total equity of the Company and any immediate family member of any such person.

The Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve a Transaction with a Related Person and approves only those transactions that it believes are in the best interests of the Company and its shareholders.

In determining whether to approve a Transaction with a Related Person, the Corporate Governance Committee considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Since January 1, 2020, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which AEP was or is expected to be a participant and in which any Related Person had a direct or indirect material interest.

Director Compensation

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental death insurance coverage. The table below shows the elements and the annual compensation that we paid to our non-employee directors for 2020.

Compensation Element	Amount
Annual Retainer (1)	$125,000
Annual Stock Unit Awards (2)	$163,000
Committee Chair Annual Retainers (1):
Audit Committee	$25,000
HR Committee	$25,000
Corporate Governance Committee	$15,000
Finance Committee	$15,000
Nuclear Oversight Committee	$17,500
Policy Committee	$5,000
Lead Director Annual Retainer (1)	$35,000

(1)Retainer amounts are paid in cash in quarterly installments.
(2)In 2020, pursuant to the Stock Unit Accumulation Plan for Non-Employee Directors, each non-employee director was awarded $163,000 in AEP stock units. These AEP stock units are credited to directors quarterly, in an amount calculated by dividing the dollar value of the award amount by the closing price of AEP common stock on the grant date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are paid to each non-employee director in cash after termination of service unless the director has elected to further defer payments.

The Corporate Governance Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), evaluates on an annual basis the competitiveness of the Company’s non-employee director compensation program and the form and amount of each element of that program (annual retainers, equity compensation, committee chair compensation, and Lead Director compensation) in comparison to the companies in the peer group used for executive compensation and to a group of other industrial companies that are comparable in size to AEP. The Board reviews the recommendations of the Corporate Governance Committee and determines the form and amount of Director compensation.

At its meeting held in September 2020, the Corporate Governance Committee reviewed and discussed an analysis of non-employee director compensation prepared by Meridian. Meridian’s report reviewed the design and competitiveness of our non-employee director compensation program. In September 2020, upon the recommendation of the Corporate Governance Committee and taking into account comparative data from Meridian, the Board made no changes to director compensation.

We use a combination of cash and AEP stock units to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our Company. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair.

Expenses.    Directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs. Spouses may occasionally join directors on Company aircraft when a director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the directors and their spouses for attendance at such meetings. Our Directors do not receive any tax gross-ups.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash payments into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group travel accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective January 1, 2020 to January 1, 2023, has a premium of $24,994.

Stock Ownership.    Non-employee directors are required by our Principles to own AEP common stock or AEP stock units worth five times their annual equity award. This is met within the first five years of a non-employee director’s term by requiring the director to hold the AEP stock units awarded under the Stock Unit Accumulation Plan until termination of service.

After five years of service on the Board, non-employee directors receive contributions to an AEP stock fund under the Stock Unit Accumulation Plan. During open trading windows they may subsequently transfer those amounts into other investment fund options, similar to those in the Retainer Deferral Plan.

Matching Gifts Program.    Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match between $250 and $1,000 per higher education institution each year in charitable contributions from a director.

2020 Director Compensation Table

The following table presents the compensation provided by the Company in 2020 to our non-employee directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)(3)	Total ($)
David. J. Anderson	150,000	163,000	595	313,595
J. Barnie Beasley, Jr.	142,500	163,000	1,595	307,095
Ralph D. Crosby, Jr.	150,000	163,000	595	313,595
Art A. Garcia	140,000	163,000	595	303,595
Linda A. Goodspeed	125,000	163,000	595	288,595
Thomas E. Hoaglin	175,000	163,000	595	338,595
Sandra Beach Lin	125,000	163,000	595	288,595
Margaret M. McCarthy	130,000	163,000	595	293,595
Richard C. Notebaert	125,000	163,000	595	288,595
Lionel L. Nowell III	41,667	54,333	595	96,595
Stephen S. Rasmussen	125,000	163,000	595	288,595
Oliver G. Richard III	125,000	163,000	1,595	289,595
Daryl Roberts	10,417	13,583	595	24,595
Sara M. Tucker	125,000	163,000	595	288,595
(1)The dollar amounts reported represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of AEP stock units granted under the Stock Unit Accumulation Plan for Non-Employee Directors, without taking into account estimated forfeitures. AEP stock units are credited to directors quarterly.
(2)Each non-employee director who served the full year received 2009 AEP stock units in 2020. Due to his service for less than a full year, Mr. Roberts received 163 units in 2020. Directors had the following aggregate number of AEP stock units, including dividend equivalents, at 2020 year-end, all of which are fully vested: Mr. Anderson 30,090, Mr. Beasley 16,199, Mr. Crosby 56,635, Mr. Garcia 2,613, Ms. Goodspeed 55,568, Mr. Hoaglin 48,285, Ms. Lin 24,203, Ms. McCarthy 3,374, Mr. Notebaert 30,090, Mr. Nowell 10,480, Mr. Rasmussen 23,528, Mr. Richard 22,115, Mr. Roberts 163 and Ms. Tucker 43,073.
(3)The amounts reported in All Other Compensation consists of the (a) Company-paid premium of $556 for accidental death insurance policy and (b) matching gift contributions of $1,000 each for Mr. Beasley and Mr. Richard.

Insurance

AEP and the AEP System Companies and their directors and officers are insured, subject to certain exclusions and retentions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective May 1, 2020 to May 1, 2021, is provided by: Associated Electric & Gas Insurance Services Limited (AEGIS), Energy Insurance Mutual Limited (EIM), Zurich American Insurance Company, Continental Casualty Company (CNA), U. S. Specialty Insurance Company (Tokio Marine HCC), XL Specialty Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Company of America, Westchester Fire Insurance Company (Chubb), Berkley Insurance Company, RSUI Indemnity Company, Markel American Insurance Company, Freedom Specialty Insurance Company (Nationwide), Arch Reinsurance Ltd., National Union Fire Insurance Company of Pittsburgh, Pa. (AIG), Allianz Global Risks US Insurance Company, National Union Fire Insurance Company of Pittsburg, Pa (AIG), U.S. Specialty Insurance Company (Tokio Marine HCC), Travelers Casualty and Surety Company of America, Endurance American Insurance Company (Sompo International), and XL Specialty Insurance Company. The total cost of this insurance is $2,460,047.

Fiduciary liability insurance provides coverage, subject to certain exclusions and retentions, for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective May 1, 2020 to May 1, 2021, is provided by Associated Electric & Gas Insurance Services Limited (AEGIS), U.S. Specialty Insurance Company (Tokio Marine HCC), Energy Insurance Mutual Limited (EIM), and Freedom Specialty Insurance Company (Nationwide). The total cost of this insurance is $363,250.

Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, fee negotiations and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for 2021. PwC has served as our independent registered public accounting firm starting with the audit for the year ended December 31, 2017. The Audit Committee reviews and assesses annually the qualifications and performance of the independent registered public accounting firm and considers, as appropriate, the rotation of the independent registered public accounting firm. Additionally, the Audit Committee is involved in the selection and mandated rotation of the lead engagement partner from PwC. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify, in a non-binding vote, the appointment of PwC as our independent registered public accounting firm for 2021.

Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting and will seriously consider shareholder input on this issue. Whether or not the appointment of PwC is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.
Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Your Board of Directors recommends a vote FOR this Item 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and December 31, 2019, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Audit & Non-Audit Fees	2020	2019
Audit Fees (1)	$11,279,000	$11,544,000
Audit-Related Fees (2)	743,000	868,500
Tax Fees (3)	60,000	265,000
All Other Fees (4)	—	—
TOTAL	$12,082,000	$12,677,500

(1)Audit fees in 2019 and 2020 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)Audit-related fees consisted principally of regulatory, statutory and employee benefit plan audits.
(3)Tax fees consisted principally of advisory services. Tax services are rendered based upon facts already in existence, transactions that have already occurred, as well as tax consequences of proposed transactions.
(4)These are fees for permissible work performed by PricewaterhouseCoopers LLP that do not meet the above categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis. In 2020, all PricewaterhouseCoopers LLP services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met six times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2020. The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting with management, the internal auditor and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, during 2020 the Audit Committee held discussions on emerging accounting, compliance or other matters, including, but not limited to:

•Reviewed and discussed AEP’s quarterly earnings releases, financial statements and quarterly filings with the SEC.

•Reviewed and discussed the audit scopes and plans for both the internal auditor and the independent auditor.

•Discussed enterprise risk management and management’s plans to mitigate identified risks.

•Reviewed and discussed instances of compliance concerns and/or fraud events as it relates to the financial statements and management.

•Reviewed legal and regulatory matters that may have a material impact on the consolidated financial statements with the Company’s General Counsel.

•Reviewed cyber and physical security strategy and mitigation of identified risks with the Company’s Chief Security Officer.

•Reviewed and discussed the Critical Audit Matters included in the opinion of the independent auditor.

In addition, the Audit Committee had discussions with and received written communications from the independent registered public accounting firm regarding its independence as required by the PCAOB. The Audit Committee has also received written communication regarding the results of the independent registered public accounting firm’s internal quality control reviews and procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews, communications and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Audit Committee Members
David J. Anderson, Chair
Art A. Garcia
Linda A. Goodspeed
Thomas E. Hoaglin
Sandra Beach Lin
Margaret M. McCarthy

Item 3. Advisory Vote on Executive Compensation

This non-binding advisory vote, commonly known as a "say-on-pay" proposal, provides an opportunity for shareholders to vote on the resolution below regarding the compensation paid to our named executive officers as disclosed in this proxy statement.

As described under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals.

The HR Committee extensively reviews the compensation for our named executive officers to ensure it aligns with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•Emphasizing long-term incentive compensation to promote the longer-term interests of the Company and encourage management to make decisions that are aligned with shareholders’ interests;

•Tying the value of a substantial portion of this long-term incentive (LTI) compensation to two robust measures of shareholder value:

◦3 year cumulative operating earnings per share compared to a Board-approved target (37.5% of total LTI compensation).

◦3 year total shareholder return compared to the Company’s executive compensation peer group (30% of total LTI compensation); and

•Adding a measure of non-emitting generating capacity as a percentage of total generating capacity (7.5%) to our LTI compensation, which aligns with our long-term strategic plans;

•Maintaining a “no fault” clawback policy that allows the Board to recoup excess incentive compensation paid to our named executive officers if the results on which such compensation was based are materially restated or corrected.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board will carefully consider the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Your Board of Directors recommends a vote FOR this Item 3.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

This section explains AEP’s compensation philosophy, summarizes its compensation programs and reviews compensation decisions for the following named executive officers:

Name	Title (as of December 31, 2020)
Mr. Akins	Chairman, Chief Executive Officer and President
Mr. Tierney	Executive Vice President and Chief Financial Officer
Ms. Barton	Executive Vice President - Utilities
Mr. Feinberg	Executive Vice President, General Counsel and Secretary
Ms. Hillebrand	Executive Vice President and Chief Administrative Officer

To strengthen the Company’s focus on its strategic goals and to continue its executive development program, the Company made certain executive leadership changes effective January 1, 2021. Ms. Barton became Executive Vice President and Chief Operating Officer, Mr. Tierney became Executive Vice President – Strategy and Julia A. Sloat became Executive Vice President and Chief Financial Officer.

Executive Summary

2020 Business Performance Highlights

In 2020, we continued our strategy of infrastructure investment to establish the Company as the next premier regulated energy company. We obtained regulatory approval from the Oklahoma, Arkansas and Louisiana public utility commissions and the Federal Energy Regulatory Commission (FERC) to acquire the North Central Wind Energy Facilities. Once completed, these projects will add 1,485 MW of new clean energy to our generation portfolio. The incremental $2 billion investment is expected to provide solid returns to our shareholders, saving our customers approximately $3 billion over the next 30 years and supporting economic development in Oklahoma.

We also continued capital investment in core utility operations to support operating earnings growth of 5 to 7 percent. These investments will provide enhanced reliability for our customers along with stable, positive returns for our shareholders. We also continued our focus on operational efficiency to help minimize rate impacts for customers.

While our operations during 2020 were affected by the COVID-19 pandemic, our employees quickly adapted to this unprecedented situation. Our employees focused on maintaining critical service for our customers and continued to work safely and adapt to COVID protocols without significant disruptions, while also improving our safety performance. Many other employees adapted to working from home, and we put in place new technologies to allow them to accomplish their work safely and efficiently.

Severe weather impacted our operations in 2020 with Hurricane Laura causing significant damage in our SWEPCO service area. More than 3,500 workers representing fifteen states and Canada helped restore service to our SWEPCO customers, including many AEP employees from our other operating companies. Our employees also responded to seventeen mutual assistance events in 2020, including 5 hurricanes, many of which substantially impacted parts of the AEP System. Weather-related load also negatively impacted our margins for the year.

Despite these obstacles and reduced load from commercial and industrial customers due to the pandemic, we were able produce strong earnings growth for the year. Our 2020 non-GAAP operating earnings were $4.44 per share, which was at the top end of our original operating earnings guidance range for the year of $4.25 to $4.45 per share. This is in part due to the efficiency and cost-cutting initiatives put in place in 2020. Throughout this Compensation Discussion and Analysis, we refer to operating earnings, which is a non-GAAP financial measure, that is used as a performance measure when awarding incentive compensation to executives and other employees. Our 2020 GAAP earnings per share were $4.44, the same as our operating earnings. Exhibit A to this proxy statement contains a full reconciliation of GAAP earnings per share to non-GAAP operating earnings per share for 2020.

In 2020, our Transmission Holding Company business continued to grow and contributed $1.03 per share to operating earnings. Investments in our Transmission Holding Company business continue to support our earnings growth. Net plant assets for that business grew by $1.3 billion in 2020, an increase of 13 percent. We also benefited from our investments in contracted renewable generation and completed successful regulatory proceedings in several states.

In October 2020, the Company increased its quarterly dividend by 5.7 percent, the eleventh consecutive yearly increase.

2020 Goals for Incentive Compensation Plans

With respect to our 2020 annual incentive compensation, the HR Committee:

•Set the operating earnings per share target at $4.35, which was the midpoint of the Company’s operating earnings guidance of $4.25-$4.45 per share at the time the HR Committee set the goal.

•Set the operating earnings per share needed for a maximum payout at $4.50 per share, which was $0.05 above the top of the Company's original operating earnings guidance range.

•Initially, established safety, compliance and strategic initiatives with a combined 40% weight, which was consistent with the 70/30 mix of goals utilized in prior years. However, due to the uncertainty and economic impact of COVID-19 and the potential risks posed by its spread, including a significant impact on the Company's commercial and industrial sales, in May 2020 the Board changed annual incentive compensation for 2020 to be based exclusively on operating earnings per share. The Board continued to review the Company’s performance relative to these safety, compliance and strategic initiative measures throughout 2020 as a potential basis for discretionary adjustment. The change to 100% operating EPS for annual incentive compensation was limited to 2020 only and the Company has reverted to a balanced scorecard of goals in 2021 that will include a 60% weight on operating earnings per share and a 40% weight on safety, compliance and strategic initiatives.

With respect to the 2020-2022 performance share awards under the Company's long-term incentive plan, the HR Committee:

•Set the target for the 3 year cumulative operating earnings per share based on the same $4.35 target used for the annual incentive plan for 2020, with a six percent growth rate in operating earnings from 2020 for both 2021 and 2022.

2020 Earned Annual Incentive Plan Awards

With respect to earned awards under the annual incentive plan, the HR Committee certified the following results and pay outcomes:

•2020 operating earnings per share of $4.44, which was near the top end of our original operating earnings guidance for the year, produced a score of 156.9 percent of target.

•Management maintained the original safety, compliance and strategic initiatives as key objectives for employees and continued to track these goals. The HR Committee also continued to review 2020 performance on these objectives and considered reverting to the original mix of goals and using the safety, compliance and strategic initiatives as the basis for a discretionary adjustment in determining annual incentive compensation for 2020. However, neither of the above actions would have significantly changed the overall score and, for this and other reasons, the HR Committee did not use these goals in determining the overall score for annual incentive compensation. If the original 60/40 mix of operating earnings per share and safety, compliance and strategic initiatives were used to determine 2020 annual incentive compensation, it would have produced a slightly higher overall score of 157.5 percent of target.

2018-2020 Earned Long-Term Performance Awards

With respect to the long-term incentive performance share award, the HR Committee certified the following results and pay outcomes:

•Cumulative total shareholder return (TSR) of 20.3%, which placed the Company at the 56th percentile relative to the companies in AEP's Compensation Peer Group and resulted in a score of 118.3 percent of target.

•Cumulative operating earnings per share was above the target set for this performance period and produced a score of 138.0 percent of target.

•These combined equally weighted scores resulted in a payout of 128.2 percent of target for this performance period.

Compensation Governance Best Practices

Underlying our executive compensation program is an emphasis on good corporate governance practices.

What We Have		What We Don't Have
✓	Significant stock ownership requirements for executive officers, including a stock ownership requirement for the CEO of six times base salary	✗	No reimbursement or tax gross-up for excise taxes triggered under change in control agreements

✓	A substantial portion of the compensation for executive officers is tied to annual and long-term performance	✗	No excessive benefits or perquisites for executives

✓	A recoupment policy that allows the Company to claw back incentive compensation whether or not the executive’s actions involve misconduct	✗	No income tax gross-ups for executives, other than for relocations

✓	An insider trading policy that prohibits our executives and directors from hedging their AEP stock holdings and from pledging AEP stock

✓	If there is a change in control, long-term incentive awards have double trigger vesting that results in accelerated vesting of these awards only if the change in control is followed by an involuntary or constructive separation from service

Results of 2020 Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of shareholders held in April 2020, approximately 95 percent of the votes cast on the Company’s say-on-pay proposal voted in favor of the proposal. After consideration of this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stakeholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

Overview

Principles

The HR Committee oversees and determines AEP’s executive compensation (other than that of the CEO). In the case of the CEO, the HR Committee makes recommendations to the independent members of the board of directors about the compensation of the CEO, and the independent board members approve the CEO’s compensation.

AEP’s executive compensation program is designed to:

•Attract, retain, motivate and reward an outstanding leadership team with market competitive compensation and benefits to achieve both excellent team and individual performance;

•Reflect AEP’s financial and operational size as well as the complexity of its multi-state operations;

•Provide a substantial portion of executive officers’ total compensation opportunity in the form of short-term and long-term performance-based incentive compensation;

•Align the interests of the Company’s named executive officers with those of AEP’s shareholders by:

◦Providing a majority of the compensation opportunity in the form of stock-based compensation with a value that is linked to the total return on AEP’s common stock; and

◦Maintaining significant stock ownership requirements for executives;

•Support the implementation of the Company’s business strategy by tying annual incentive awards to operating earnings per share and maintaining strategic, safety and compliance objectives outside of the 2020 incentive compensation; and

•Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

The HR Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and regularly meets with the HR Committee in executive session without management present.

Opportunity vs. Performance

AEP’s executive compensation program generally targets each named executive officer’s total direct compensation opportunity (base salary, target annual incentive and grant date value of long-term incentives) at the median of AEP’s Compensation Peer Group, which consists of 17 companies that operate in our industry. The ultimate value realized from the annual and long-term incentives are dependent on the Company’s annual and long-term performance.

Compensation and Benefits Design

The compensation for our named executive officers includes base salary, annual incentive compensation, long-term incentive compensation and a comprehensive benefits program. The Company aims to provide a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group.

For annual incentive compensation, the HR Committee originally approved a balanced scorecard consisting of 60 percent operating earnings per share and 40 percent safety, compliance and strategic objectives. However, due to the economic impact and uncertainty caused by COVID-19, the HR Committee changed the short term incentive plan in May 2020 to focus it exclusively on operating earnings per share. This change is for 2020 only and, as previously indicated, both management and the Board continued to monitor performance towards these objectives. For 2021 annual incentive compensation, operating earnings per share will have a 60 percent weight of the overall award opportunity, and the remaining 40 percent weight is tied to safety, compliance and strategic goals. Although annual incentive compensation focused exclusively on operating EPS for 2020, management maintained the original safety, compliance and strategic initiatives and the Company continued its efforts to achieve these objectives.

The long-term incentive compensation awarded in 2020 consisted of: 75 percent performance shares with a 3 year performance and vesting period and 25 percent time-vesting restricted stock units (RSUs). The performance shares are tied to:

(1)AEP’s total shareholder return relative to the companies in AEP’s Compensation Peer Group (40%);

(2)AEP’s 3 year cumulative operating earnings per share relative to a Board-approved target (50%); and

(3)Growth in AEP's non-emitting generating capacity as a percentage of total generating capacity (10%).

The performance shares are subject to a 3 year vesting period from their January 1, 2020 effective date. The RSUs vest over 40 months in three approximately equal tranches on a May 1 cycle following the first, second and third anniversaries of their January 1, 2020 effective date.

As illustrated in the charts below, in 2020, performance-based compensation (target annual incentive compensation and grant date value of performance shares) comprised 72 percent of the target total direct compensation for the CEO and 63 percent of the average target total direct compensation for the other named executive officers (excluding retention awards). An additional 17 percent of the CEO’s target total direct compensation and an additional 13 percent on average of target total direct compensation for the other named executive officers was provided in the form of time-vesting RSUs (grant date value) which are tied to AEP’s stock price.

2020 Compensation Peer Group

The HR Committee, supported by Meridian, annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets where we compete to attract and retain executives. In September 2019, the following 17 companies were chosen from electric utility companies that were comparable in size in terms of revenues and market capitalization. The peer group was used in the determination of 2020 target compensation opportunities for the named executive officers and is unchanged from recent years other than removing PG&E at the beginning of 2019 due to its bankruptcy filing and the effects that might have on its executive pay practices.

AES Corporation	Eversource Energy
Centerpoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison Inc.	NextEra Energy, Inc.
Dominion Energy, Inc.	PPL Corporation
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	Sempra Energy
Edison International	Southern Company
Entergy Corporation	Xcel Energy Inc.
Exelon Corporation

The table below shows that, at the time the Compensation Peer Group data was collected, AEP’s revenue and market capitalization were near the 75th percentile of the Compensation Peer Group. To partially reflect this variance in company revenues, market values are based on size-adjusted 50th percentile using regression analysis (a common statistical convention) to calibrate the market value of the various pay elements comprising target total direct compensation.

Compensation Peer Group	Revenue(1) ($ million)	Market Cap(1) ($ million)
25th Percentile	$10,893	$23,299
50th Percentile	12,104	28,283
75th Percentile	14,640	43,751
AEP	$15,765	$43,360
Percentile Rank	77th	75th

(1)The HR Committee selected the 2020 Compensation Peer Group in September 2019 based on each company’s fiscal year-end 2018 revenue and market capitalization as of July 31, 2019.

No change was made in the compensation peer group for determining 2021 target compensation opportunities for AEP executive officers.

Annual Market Analysis

Meridian annually provides the HR Committee with an executive compensation study covering each named executive officer position based on compensation survey information for the Compensation Peer Group. The Meridian study benchmarks each of our named executive officer’s total direct compensation, and each component of this compensation, against the median components of target compensation provided by the Compensation Peer Group to officers serving in similar capacities if sufficient data is available. Because AEP is significantly larger than the peer group median as measured based on both revenue and market capitalization, the HR Committee also considered size adjusted median market data using a revenue regression analysis for the CEO and CFO positions. For the General Counsel position, insufficient data was available for the regression analysis so the HR Committee only considered the peer group median.. Adequate peer group information was not available to provide compensation benchmarks for either the EVP-Utilities or the EVP and Chief Administrative Officer positions so broader samples were used to provide benchmarks. For the EVP-Utilities position, the HR Committee used a unit size revenue regression analysis of the market median for similar positions in a broad peer group of more than 50 companies in the Willis Towers Watson 2018 CDB Energy Services Executive Compensation Survey - U.S. For the EVP and Chief Administrative Officer position, the HR Committee used similar positions in the Equilar Top 25 2018 Survey and size adjusted this information. This is the same match used in the prior year.

Executive Compensation Program Detail

Summary of Executive Compensation Components.  The following table summarizes the major components of the Company’s executive compensation program.

Component	Purpose
Base Salary	•	To provide a market-competitive and consistent minimum level of compensation that is paid throughout the year.
Annual Incentive Compensation	• •	To focus and align executive officers' efforts with the Company's objectives for the year. For 2020, the HR Committee utilized a single metric:
• Operating Earnings Per Share (100 percent weight) (1)
Long-Term Incentive Compensation	•	To motivate AEP management to create sustainable shareholder value by linking a substantial portion of their potential compensation directly to longer-term shareholder returns.
	•	To help ensure that Company management remains focused on longer-term results, which the HR Committee considers essential given the large amount of long-term investment in physical assets required in our business.
	•	To reduce executive turnover and maintain management consistency.

(1)	Utilizing operating earnings per share exclusively was a temporary change for 2020 only due to the economic impact and uncertainty caused by COVID-19. Prior to this change the HR Committee had approved a balanced scorecard consisting of 70 percent AEP’s operating earnings per share, 10 percent safety and compliance goals and 20% strategic initiatives. Despite this change, management maintained the original safety, compliance and strategic initiatives and the Company continued its efforts unabated to achieve these objectives.

    Base Salary.    The HR Committee determines base salary increases for our named executive officers based on the following factors:

•The performance of the executive during the previous year;

•The market competitiveness of the executive’s base salary, total cash compensation and total compensation;

•The Company’s salary increase budget;

•The current scope and responsibilities of the position;

•Internal comparisons;

•The experience and potential of each executive; and

•The impact on our business of an executive's departure.

The base salary increases for 2020 were 2.7 percent for the CEO and an average of 5.6 percent for the other named executive officers. The 2020 base salary increases for the other NEOs was higher than normal due to a 12.6 percent increase for Ms. Barton that reflected both her strong performance and a market equity adjustment.

Annual Incentive Compensation

Target Opportunity.  The HR Committee establishes the annual incentive target opportunities for each executive officer based, in part, on market competitive compensation as shown in Meridian’s annual executive compensation survey. Other factors include performance in role and internal equity. For 2020, the HR Committee established the following annual incentive target opportunities:

•135 percent of base earnings for the Chairman, President & Chief Executive Officer (Mr. Akins);

•80 percent of base earnings for the EVP & Chief Financial Officer (Mr. Tierney) and for the EVP - Utilities (Ms. Barton); and

•75 percent of base earnings for the EVP, General Counsel and Secretary (Mr. Feinberg) and for the EVP & Chief Administrative Officer (Ms. Hillebrand).

Performance Metrics.    The HR Committee initially established a balanced scorecard of 60 percent operating earnings and 40 percent safety, compliance and strategic initiatives for 2020 annual incentive compensation, which is directionally consistent with the 70/30 mix of goals utilized in prior years. However, due to the uncertainty and economic impact of COVID-19 and the potential risks posed by its spread, including a significant impact on the Company's commercial and industrial sales, the HR Committee changed the annual incentive compensation plan in May 2020 to focus exclusively on operating earnings per share for 2020. The Company continued its efforts to achieve the original safety, compliance and strategic initiatives with periodic board review and strong performance was achieved towards these goals.

The HR Committee established the following performance measure to determine annual incentive compensation for 2020:

Operating Earnings per Share (100 Percent).    The HR Committee chose operating earnings per share as the sole measure for 2020 due to the unknown economic impact of the unprecedented COVID-19 pandemic. This metric also best reflects management’s performance operating the Company and is a strong driver of shareholder returns. In addition, operating earnings per share is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community and employees. Management and the HR Committee believe that sustainable operating earnings per share growth is the primary means to create long-term shareholder value. The full Board approves the Company's annual budget, and the HR Committee establishes an operating earnings per share target based on that budget. In 2020, the HR Committee established an operating earnings per share target of $4.35, which was the midpoint of our operating earnings guidance of $4.25 to $4.45 per share at the beginning of the year. The threshold was set at $4.25 with a 0 percent of target payout. The maximum payout was set at $4.50 with a 200 percent of target payout, which was $0.05 above the top of the 2020 earnings guidance range. The threshold to target and target to maximum portions of this metric were straight lines with no inflection points.

The chart below shows the weightings for each performance measure as a percentage of the total award opportunity, the threshold, target and maximum performance goals, 2020 actual results and related weighted scores.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
Operating Earnings Per Share	100%	$4.25	$4.35	$4.50	$4.44	156.9%

2020 Individual Award Calculations.    Based on the performance results described in the scorecard above, the HR Committee approved a weighted score of 156.9 percent of each NEO's annual incentive target opportunity. The HR Committee then subjectively evaluated the individual performance of each named executive officer to determine the actual award payouts.

Name	2020 Base Earnings (1)		Annual Incentive Target %		Score		Calculated Annual Incentive Opportunity	2020ActualPayouts
Mr. Akins	$1,566,231	x	135%	x	156.9%	=	$3,317,512	$3,500,000
Mr. Tierney	$850,154	x	80%	x	156.9%	=	$1,067,113	$1,050,000
Ms. Barton	$681,969	x	80%	x	156.9%	=	$856,007	$856,000
Mr. Feinberg	$719,815	x	75%	x	156.9%	=	$847,042	$847,000
Ms. Hillebrand (2)	$655,927	x	75%	x	156.9%	=	$771,862	$771,862

(1)Based on salary paid in 2020, which is slightly different than the salary earned for 2020 shown in the Summary Compensation Table.
(2)In anticipation of the elimination of Ms. Hillebrand’s position as the Company's Chief Administrative Officer and the resulting termination of her employment effective December 31, 2020, the Company entered into a severance, stock award, release of all claims and noncompetition agreement with Ms. Hillebrand on October 21, 2020 pursuant to which the Company agreed that her 2020 Actual Payout would be her Calculated Annual Incentive Opportunity without any discretionary adjustment.

Long-Term Incentive Compensation

The HR Committee grants long-term incentive compensation to executive officers on an annual award cycle. The HR Committee establishes target long-term incentive award opportunities for each named executive officer based on market data provided in the annual Meridian market compensation study. For 2020 the HR Committee again approved the following mix of long-term incentive awards:

•75 percent of the target value was awarded as 3 year performance shares, and

•25 percent of the target value was awarded as time-vesting restricted stock units (RSUs).

2020 Long-Term Incentive Awards

Name	Target Value (1)	Total Number of Units Granted (2)	Number of Performance Shares Granted (at Target)	Number of RSUs Granted
Mr. Akins	$8,900,000	85,775	64,331	21,444
Mr. Tierney	$2,000,000	19,275	14,456	4,819
Ms. Barton	$1,500,000	14,456	10,842	3,614
Mr. Feinberg	$1,400,000	13,493	10,120	3,373
Ms. Hillebrand	$1,100,000	10,601	7,951	2,650

(1)The Target Value differs from the Grant Date Fair Value shown in the Stock Award column in the Summary Compensation Table because the performance shares contain a market condition (the relative TSR measure) which results in a Grant Date Fair Value for financial accounting purposes that differs from the target value the HR Committee used to determine the awards. See footnote 2 to the Summary Compensation Table for a description of the Grant Date Fair Value.
(2)The total number of units granted was determined by dividing the Target Value by the closing price of AEP common stock on the grant date ($103.76) and rounding to the nearest whole number.

Performance Shares. In 2020, the HR Committee approved the grant to each executive officer of performance shares, which are subject to a 3 year performance and vesting period that ends on December 31, 2022. Dividends declared during the 3 year period are reinvested in additional performance shares that are subject to the same performance measures and vesting requirements as the underlying performance shares on which they were granted. The number of performance shares earned at the end of the performance period is based on achieved performance against three weighted performance metrics: (i) 3 year cumulative operating earnings per share (50%), (ii) 3 year total shareholder return relative to the companies in the Compensation Peer Group (40%) and (iii) 3 year non-emitting generating capacity growth as a percentage of total generating capacity (10%) . The number of earned performance shares will be paid in shares of AEP common stock.

The HR Committee approved the following 2020-2022 performance goals:

Performance Measures for 2020 – 2022 Performance Shares

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3 Year Cumulative Operating Earnings Per Share	50%	$13.158 (25% payout)	$13.850 (100% payout)	$14.543 (200% payout)

3 Year Total Shareholder Return of AEP vs. AEP’s Compensation Peer Group	40%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

3 Year Non-Emitting Generating Capacity Growth as a Percentage of Total Generating Capacity	10%	30.32% (0% payout)	31.83% (100% payout)	34.04% (200% payout)

The HR Committee selected a measure of cumulative operating earnings to ensure that earnings for all three years contribute equally to the award calculation. The HR Committee also measures earnings performance for incentive compensation on a per share basis to ensure that any changes in the number of shares outstanding are taken into account in determining performance. The HR Committee set the target for the 3 year cumulative operating earnings per share based on the same $4.35 target used for the annual incentive plan for 2020, with a six percent growth rate in operating earnings from 2020 for both 2021 and 2022. The HR Committee also selected a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the 3 year performance period relative to the performance of the 17 utilities in the Company's Compensation Peer Group.

In 2020 the HR Committee added a new non-emitting generation capacity growth measure with a 10% weight. Non-emitting generation capacity includes nuclear, hydro, wind, solar, energy efficiency, demand response and storage capacity owned or contracted by the Company as a percentage of AEP’s total owned and contracted generating capacity. This performance factor measures the increase in the Company’s non-emitting generation capacity as a percentage of total generation capacity from January 1, 2020 to December 31, 2022. This goal was introduced to encourage management to further seek out and develop opportunities to increase the percentage of the Company’s generation capacity that does not emit CO2, which is aligned with the Company’s long-term strategy and commitment to invest substantial resources to reduce greenhouse gas emissions.

As of January 1, 2020 (the beginning of the performance period) 26.5% of AEP’s total capacity was non-emitting. The HR Committee initially set the threshold (0% payout) at 30.15%, the target (100% payout) at 31.67% and the maximum (200% payout) at 33.89%. However, in 2020 an additional contracted renewable project was not included at the time the HR Committee established this measure. This project was under development but was not subject to any significant contingencies or additional approvals and was expected to achieve commercial operations by the end of 2022. Accordingly, management requested and the HR Committee approved increasing the threshold, target and maximum points to those shown in the table above to include this contracted project. This increased the degree of difficulty of achieving this goal.

Restricted Stock Units.    In 2020, the HR Committee approved the grant of time-based RSUs that vest in three approximately equal installments over a forty-month period that began on January 1, 2020, the effective date of these awards. Dividends are reinvested in additional RSUs and are subject to the same vesting requirements applicable to the underlying RSUs on which they were granted. Upon each vesting date, the number of RSUs that vests are paid in shares of AEP common stock.

Retirement, Health and Welfare Benefits

Health and Welfare Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation, depending on their length of service and position.

Retirement Benefits. The named executive officers participate in the same tax-qualified defined benefit pension plan and defined contribution savings plan as other eligible employees. They also participate in the Company’s non-qualified retirement benefit plans, which provide these executives with benefits that would otherwise be provided through the tax-qualified plans but for IRS limits. This allows the named executive officers to accumulate replacement income for their retirement based on the same benefit formulas as the tax qualified plans but without the limitations that are imposed by the Internal Revenue Code on the tax-qualified plans.

The HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as the Company’s other employees. Non-qualified retirement benefit plans are also prevalent among large employers both within our industry and other large U.S. industrial companies. The Company provides these benefits as part of a market competitive total rewards package.

The Company limits the types of compensation that are included in the qualified and non-qualified retirement plans because the HR Committee and AEP management believe that certain types of compensation should not be further enhanced by including them in retirement benefit calculations. Therefore, long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans.

Life Insurance Benefits. AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

Relocation Assistance. For all employees, including executives, whom the Company asks to relocate, AEP offers relocation assistance to offset their moving expenses. This allows AEP to select new hires from the broadest possible pool of qualified candidates and to transfer employees internally across AEP’s geographic footprint.

Perquisites.    The HR Committee annually reviews the perquisites provided by the Company. AEP provides independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for these services.

The HR Committee generally prohibits personal use of corporate aircraft that has an incremental cost to the Company. The Company allows personal travel on business trips using the corporate aircraft if there is no incremental cost to the Company. Income is imputed and taxes are withheld on the value of personal travel on corporate aircraft in accordance with IRS guidelines.

Mr. Akins has entered into an Aircraft Time Sharing Agreement that allows him to use our corporate aircraft for personal use up to 40 hours each year, not including hours associated with repositioning the aircraft. The Aircraft Time Sharing Agreement requires him to reimburse the Company for the cost of his personal use of corporate aircraft in accordance Federal Aviation Administration regulations for non-commercial aircraft operators. Mr. Akins has reimbursed AEP for personal use flights in an amount equal to or exceeding the aggregate incremental costs of such flights during 2020. See footnote 5 to the Summary Compensation Table for further information.

Severance Arrangements

Change In Control Agreements.    The HR Committee provides Change In Control agreements to all the named executive officers. While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit key employees away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. The HR Committee limits participation to those executives whose full support and sustained contributions would be needed during a lengthy and complex corporate transaction.

The Board has adopted a policy that requires shareholder approval of executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. The HR Committee periodically reviews change in control agreement practices of companies in our Compensation Peer Group. The HR Committee has approved change in control multiples of 2.99 times base salary and annual incentive compensation for each of the named executive officers. Each agreement includes a “double trigger,” which means that severance payments and benefits would be provided to the covered executive officer only upon a change in control accompanied by an involuntary termination or constructive termination within two years after the change in control.

The Company’s Change In Control agreements do not provide a tax gross-up for excise taxes.

Long-term incentive compensation may also vest in connection with a change in control. All outstanding performance shares and RSU awards have a double trigger change in control provision. In the event an executive’s employment is terminated within one year after a change in control under qualifying conditions, such as by the Company without cause or by the executive for good reason, then all of the executive’s outstanding performance shares and RSUs will vest. Performance shares would be paid at the target performance score.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event an executive’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. The Company has an Executive Severance Plan that provides severance benefits to selected senior officers of the Company, including the named executive officers, who have agreed to its terms, which include confidentiality, non-solicitation, cooperation and non-disparagement obligations. Executives remain eligible for benefits under the General Severance Plan described below; however, any benefits provided under the Executive Severance Plan would be reduced by any amount provided under the General Severance Plan. The trigger for Executive Severance Plan benefits is a good reason resignation or an involuntary termination. The benefits for our named executive officers under the Executive Severance Plan included pay continuation of two times their base salary and target annual incentive award payable over two years and conditioned on the executive officer’s agreement to release claims against the Company and not to compete with the Company for two years.

In June 2020 the benefits under the Executive Severance Plan were capped by agreement with all impacted participants in conjunction with a cap on General Severance Plan benefits. The maximum benefit is now one times a participant's annual base salary and target annual incentive award payable over one year. This change was made to align the maximum period taken into account in determining severance benefits under the Executive Severance Plan with a 52 week of base wages benefit cap that was implemented in 2020 for cash benefits under AEP’s broad-based General Severance Plan (see paragraph below) .

AEP also maintains a broad-based General Severance Plan that provides two weeks of base pay per year of service to all employees (capped at 52 weeks since June 2020), including named executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to release claims against AEP. In addition, benefits under the General Severance Plan include outplacement services and access to health benefits at active employee rates for up to 12 months; and then, at Company-subsidized retiree rates thereafter until as late as age 65 for employees who were (i) last hired or rehired prior to January 1, 2014, (ii) at least age 50 with 10 years of service at the time their employment is terminated, and (iii) not retirement-eligible under the terms of the general health plans (currently, available to employees who were last hired or rehired prior to January 1, 2014 and are at least age 55 with 10 years of service at termination).

Named executive officers (and other employees) would have remained eligible for an annual incentive award for 2020, reflecting the portion of the year they worked, if they had separated from service after March 31, due to their retirement (on or after age 55 with at least ten years of service). For 2021 and after, named executive officers (and other employees) must work through June 30 before retiring to be eligible for such an annual incentive award. However, if any named executive officer or other employee separated or would separate from employment under circumstances that would result in benefits being offered under either the Executive Severance Plan or the broad-based General Severance Plan, they would not be eligible for an annual incentive award for the year of their separation.

In the event of a participant’s death, annual incentive compensation is paid to the participant’s estate.

A prorated portion of outstanding performance shares that are at least 6 months into their performance period vest if a participant retires, which is defined as an employment termination, other than for cause, after the executive reaches age 55 with ten years of service or if a participant is severed. A prorated portion of outstanding performance shares and all outstanding RSUs would also vest to a participant’s beneficiaries in the event of the participant’s death. The pro-rated performance shares would not be payable until the end of the performance period and would remain subject to all of the performance objectives.

Executive officers are also entitled to 12 months of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing or they retire (after age 55 and 5 years of AEP service). In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Other Compensation Information

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of the named executive officers’ financial rewards to the Company’s long-term success gives them a stake similar to that of the Company’s shareholders and encourages management strategies that benefit shareholders. Therefore, the HR Committee requires certain officers (51 executives as of January 1, 2021) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The CEO’s stock ownership requirement is six times his base salary, and the other named executive officers’ targets are three times their respective base salaries. Each named executive officer had met his or her stock ownership requirement as of February 1, 2021.

Equity Retention (Holding Period).    At any time an executive officers fails to meet his or her stock ownership requirement, performance shares awarded under the LTIP are mandatorily deferred into AEP Career Shares to the extent necessary to meet his or her stock ownership requirement. AEP Career Shares are not paid to executives until after their employment with AEP ends. If an executive has not met his or her stock ownership requirement within five years of the date it became effective or subsequently falls below it, the HR Committee may also require the executive to defer a portion of his or her annual incentive compensation award into AEP Career Shares.

Recoupment of Incentive Compensation. The Company’s Policy on Recouping Incentive Compensation, commonly referred to as a “clawback” policy, provides that our executive officers and certain other senior executives are subject to a ‘no fault’ clawback. The Board may recover incentive compensation whether or not the executive’s actions involve misconduct. The Board believes, subject to the exercise of its discretion based on the facts and circumstances of a particular case, that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•Such incentive compensation was received by an executive where the payment or the award was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, and

•Such incentive compensation would have been materially lower had the achievement been calculated on such restated or corrected financial or other results.

The HR Committee has directed the Company to design and administer all of its incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. AEP may also retain any deferred compensation previously credited to an executive. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct.

Role of the CEO and Compensation Consultant in Determining Executive Compensation.    The HR Committee invites the CEO to attend HR Committee meetings. The HR Committee regularly holds executive sessions without management present.

During 2020, the CEO assigned AEP’s Executive Vice President & Chief Administrative Officer and AEP’s Director - Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and Meridian to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs consistent with the objectives established by the HR Committee. Meetings are held with the CEO, Meridian and the HR Committee Chairman prior to HR Committee meetings to review and finalize the agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Meridian in attendance. Likewise, Meridian regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialogue and exchange of ideas is important to the development and implementation of a successful executive compensation strategy.

The CEO discusses the individual performance of the other named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO has substantial input into salary budgets and changes to incentive targets. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions. However, the HR Committee must approve all compensation and employment offers for executive officers and other positions in the HR Committee’s compensation review group, which the HR Committee determines and which currently consists of 23 executive positions.

Insider Trading, Hedging and Pledging.    The Company’s insider trading policy prohibits directors, executive officers and all employees from hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and executive officers from pledging AEP stock as collateral for any loan.

Tax Deductibility of Compensation. While the HR Committee continues to consider the deductibility of compensation, the primary goals of our executive compensation program are to attract, retain, motivate and reward key employees and align pay with performance. Accordingly, the HR Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

Human Resources Committee Report

Membership and Independence.    The Board has determined that each member of the HR Committee is an independent director, as defined by NASDAQ listing standards. Each member of the HR Committee is also a “non-employee director” for purposes of SEC Rule 16b-3. Members of the HR Committee attend professional development training that addresses topics of specific relevance to public company compensation committees.

Functions and Process.  In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2020, including:

•Establishing annual and long-term performance objectives for executive officers;

•Assessing the performance of the CEO, other executive officers and the Company relative to the established performance objectives;

•Conducting an evaluation of the CEO based on written comments from board members, senior AEP management, and the audit firm partner overseeing AEP’s external audit;

•Determining the mix of base salary, annual incentive compensation and long-term equity-based compensation for executive officers;

•Assessing the competitiveness of 2020 and proposed 2021 target compensation for all named executive officers and other executive positions relative to AEP’s Compensation Peer Group or other applicable benchmarks;

•Reviewing and approving the base salaries, target annual and long-term incentive award opportunities, annual incentive award payouts and long-term incentive award payouts for the named executive officers, except for the CEO, which are reviewed and approved by the independent directors;

•Reviewing the senior management succession and talent development plans;

•Assessing compensation and other human capital risks;

•Reviewing and approving changes to AEP's severance plans and change in control agreements;

•Reviewing the Company's diversity programs and results;

•Reviewing the Company’s workforce safety efforts and results; and

•Reviewing AEP’s culture and employee engagement through employee survey results.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders; such as AEP’s customers, employees, the communities in which we operate, and debt holders; in addition to those of AEP’s shareholders.

The HR Committee’s Independent Compensation Consultant.    The HR Committee engaged Meridian to provide recommendations regarding AEP’s executive compensation and benefit programs and practices. The HR Committee can retain and terminate consultants and advisors without management approval and has the sole authority to approve their fees. Among other assignments, Meridian provides an annual executive compensation study and reports on current executive compensation and benefits trends within the electric utility industry and U.S. industry in general.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. Meridian did not provide any services to AEP other than the work it performs for the HR Committee and the work it performs for the Corporate Governance Committee on director compensation. The HR Committee concluded that Meridian was independent and the work provided by Meridian did not raise any conflicts of interest.

The HR Committee also annually assesses the performance and objectivity of its executive compensation consultant. The HR Committee regularly holds executive sessions with Meridian to help ensure that they receive full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Human Resources Committee Members
Ralph D. Crosby, Jr., Chair
J. Barnie Beasley, Jr.
Richard C. Notebaert
Stephen S. Rasmussen
Oliver G. Richard, III
Sara Martinez Tucker

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas K. Akins
Chairman of the Board and Chief Executive Officer	2020	1,521,615	—	9,615,116	3,500,000	698,612	168,091	15,503,434
	2019	1,475,654	—	8,775,003	3,600,000	530,151	111,628	14,492,436
	2018	1,415,423	—	7,564,313	2,900,000	207,401	114,891	12,202,028
Brian X. Tierney
Executive Vice President and Chief Financial Officer	2020	826,308	—	2,160,666	1,050,000	422,536	107,217	4,566,727
	2019	793,039	—	4,064,681	1,088,000	470,138	95,560	6,511,418
	2018	771,958	—	1,945,785	890,000	—	59,547	3,667,290
Lisa M. Barton
Executive Vice President- Utilities	2020	665,077	—	1,620,475	856,000	206,833	81,600	3,429,985
	2019	588,254	—	3,238,802	825,000	173,781	67,799	4,893,636
	2018	571,189	—	1,167,470	575,000	40,845	55,264	2,409,768
David M. Feinberg
Executive Vice President, General Counsel and Secretary	2020	699,339	—	1,512,527	847,000	235,404	81,738	3,376,008
	2019	677,596	—	1,445,289	865,000	173,983	73,436	3,235,304
	2018	650,492	—	1,362,082	655,000	25,724	48,106	2,741,404
Lana L. Hillebrand(6)
Executive Vice President- Chief Administrative Officer	2020	637,365	—	1,688,344	771,862	247,260	1,186,196	4,531,027
	2019	615,358	—	1,135,625	800,000	221,245	74,831	2,847,059
	2018	597,289	—	972,924	600,000	47,656	57,530	2,275,399

(1)Amounts in the salary column are composed of executive salaries earned for the year shown, which include 262 days of pay for 2020. This is two days more than the standard 260 calendar work days and holidays in a year.
(2)The amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of the performance shares, restricted stock units (RSUs) and unrestricted shares granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating these amounts. The number of shares realized and the value of the performance shares, if any, will depend on the Company’s performance during a 3 year performance period. The potential payout can range from 0 percent to 200 percent of the target number of performance shares, plus any dividend equivalents. The value of the 2018 and 2019 performance shares will be based on two equally weighted measures: a Board approved cumulative operating earnings per share measure (Cumulative EPS) and a total shareholder return measure (Relative TSR). The value of the 2020 performance shares will be based on three measures: a Board approved cumulative operating earnings per share measure (Cumulative EPS 50%), a total shareholder return measure (Relative TSR 40%) and a carbon free capacity mix (Carbon Free Capacity 10%). The grant date fair value of the 2018, 2019 and 2020 performance shares that are based on Cumulative EPS was computed in accordance with FASB ASC Topic 718 and was measured based on the closing price of AEP’s common stock on the grant date. The maximum amount payable for the 2020 performance shares that are based on Cumulative EPS is equal to $6,674,985 for Mr. Akins; $1,499,955 for Mr. Tierney; $1,050,051 for Mr. Feinberg; $1,124,966 for Ms. Barton and $824,996 for Ms. Hillebrand. The maximum amount payable for the 2020 performance shares that are based on Non-Emitting Generation Capacity is equal to $1,334,997 for Mr. Akins; $299,991 for Mr. Tierney; $210,010 for Mr. Feinberg; $224,993 for Ms. Barton and $164,999 (pro-rated $55,000) for Ms. Hillebrand. The grant date fair value of the 2020 performance shares that are based on Relative TSR is calculated using a Monte-Carlo model as of the date of grant, in accordance with FASB ASC Topic 718. Because the performance shares that are based on Relative TSR are subject to market conditions as defined under FASB ASC Topic 718, they did not have a maximum value on the grant date that differed from the grant date fair values presented in the table. Instead, the maximum value is factored into the calculation of the grant date fair value. The values realized from the 2018 performance shares are included in the Option Exercises and Stock Vested for 2020 table.
(3)The amounts shown in this column reflect annual incentive compensation paid for the year shown.
(4)The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit pension plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits for 2020 table and related footnotes for additional information. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions. None of the named executive officers received preferential or above-market earnings on deferred compensation. No value is shown for Mr. Tierney in 2018 because the actual change in pension value was a negative amount.
(5)Amounts shown in the All Other Compensation column for 2020 include: (a) Company matching contributions to the Company’s Retirement Savings Plan, (b) Company matching contributions to the Company’s Supplemental Retirement Savings Plan, (c) perquisites and (d) severance benefits. The 2020 values for these items are listed in the following table:

Type	Nicholas K. Akins	Brian X. Tierney	Lisa M. Barton	David M. Feinberg	Lana L. Hillebrand
Retirement Savings Plan Match	$12,825	$12,825	$12,825	$12,825	$12,825
Supplemental Retirement Savings Plan Match	134,671	74,392	54,989	58,492	52,692
Perquisites	20,595	20,000	13,786	10,421	13,804
Severance					1,106,875
Total	$168,091	$107,217	$81,600	$81,738	$1,186,196

Perquisites provided in 2020 included: financial counseling and tax preparation services, and, for Mr. Akins, director’s group travel accident insurance premium. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, however, there is no associated incremental cost. From time to time executive officers may receive customary gifts from third parties that sponsor events (subject to our policies on conflicts of interest).

Mr. Akins has entered into an Aircraft Time Sharing Agreement that allows him to use our corporate aircraft for personal use for a limited number of hours each year. The Aircraft Time Sharing Agreement requires Mr. Akins to reimburse the Company for the cost of his personal use of corporate aircraft in accordance with limits set forth in Federal Aviation Administration regulations. The incremental costs incurred in connection with personal flights for which Mr. Akins fully reimbursed the Company under the Aircraft Timesharing Agreement include fuel, oil, hangar costs, crew travel expenses, catering, landing fees and other incremental airport fees. Accordingly, no value is shown for these amounts in the Summary Compensation Table. If the aircraft flies empty before picking up or after dropping off Mr. Akins at a destination on a personal flight, the cost of the empty flight is included in the incremental cost for which Mr. Akins reimburses the Company. Since AEP aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

(6)Ms. Hillebrand's employment as the Company's Chief Administrative Officer terminated effective December 31, 2020 due to the elimination of her position. In anticipation of this, the Company entered into a severance, stock award, release of all claims and noncompetition agreement with Ms. Hillebrand on October 21, 2020 pursuant to which the Company agreed to provide, among other benefits, $1,106,875 in severance benefits due to the elimination of her position and separation from service, effective December 31, 2020. This amount is equivalent to 1× her annual base salary and target annual incentive award, which is the current severance benefit for all participants under AEP’s Executive Severance plan. Half of this amount will be paid 6 months after her termination date and the remainder will be paid over the following 13 biweekly pay periods. In addition, the Company agreed to provide Ms. Hillebrand $500,000 in unrestricted AEP shares under AEP’s Long-Term Incentive Plan upon her separation from AEP service. Ms. Hillebrand is also qualified for 12 months of retiree medical and dental insurance at active employee rates for up to 12 months. Ms. Hillebrand also agreed to a one-year non-competition restriction and affirmed certain non-solicitation, confidentiality and cooperation obligations.

Grants of Plan-Based Awards for 2020

The following table provides information on plan-based awards granted in 2020 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)(4)	Target (#)	Maximum (#)(5)
Nicholas K. Akins
2020 Annual Incentive Compensation Plan		—	2,114,412	5,286,030
2020 - 2022 Performance Shares	2/17/20				8,041	64,331	128,662		7,390,087
2020 Restricted Stock Units	2/17/20							21,444	2,225,029
Brian X. Tierney
2020 Annual Incentive Compensation Plan		—	680,123	1,700,308
2020 - 2022 Performance Shares	2/17/20				1,807	14,456	28,912		1,660,647
2020 Restricted Stock Units	2/17/20							4,819	500,019
Lisa M. Barton
2020 Annual Incentive Compensation Plan		—	545,575	1,363,938
2020 - 2022 Performance Shares	2/17/20				1,355	10,842	21,684		1,245,486
2020 Restricted Stock Units	2/17/20							3,614	374,989
David M. Feinberg
2020 Annual Incentive Compensation Plan		—	539,861	1,349,653
2020 - 2022 Performance Shares	2/17/20				1,265	10,120	20,240		1,162,545
2020 Restricted Stock Units	2/17/20							3,373	349,982
Lana L. Hillebrand
2020 Annual Incentive Compensation Plan		—	491,945	1,229,863
2020 - 2022 Performance Shares	2/17/20				994	7,951	15,902		913,380
2020 Restricted Stock Units	2/17/20							2,650	274,964
Unrestricted AEP Shares (8)	12/28/20							6,152	500,000

(1)Represents potential payouts under the 2020 Annual Incentive Compensation Plan (ICP).
(2)The amounts shown in this column represent 250 percent of the target award for each of the named executive officers, which is the maximum amount payable to any individual employee under the ICP for a year with a maximum 200% of target score.
(3)Represents performance shares awarded under our Long-Term Incentive Plan for the 2020-2022 performance period. These awards generally vest at the end of the 3 year performance period based on our attainment of specified performance measures. The number of performance shares does not include additional shares that may accrue due to dividend credits.

(4)The amounts shown in the Threshold column represent 12.5% of the target award for each of the named executive officers because the Operating Earnings per Share measure has a 25% payout for threshold performance and a 50% weight and the other measures have a 0% payout for threshold performance. However, the Operating Earnings per Share threshold does not guarantee a minimum payout because the score would be 0% of target if threshold performance is not achieved.
(5)The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is the maximum overall score for the 2020-2022 performance shares.
(6)Represents restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2021, May 1, 2022 and May 1, 2023. The number of restricted stock units does not include additional units that may accrue due to dividend credits.
(7)Amounts represent the grant date fair value of performance shares and restricted stock units measured in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2020. The actual number of performance shares earned will depend on AEP’s performance over the 2020 through 2022 performance period, which could vary from 0 percent to 200 percent of the target award plus dividends. The value of the performance shares ultimately earned will be based on three measures: a Board approved cumulative operating earnings per share measure (Cumulative EPS - 50% weight), a relative total shareholder return measure (Relative TSR - 40% weight), and non-emitting generating capacity (Non-Emitting Generation Capacity - 10% weight) as well as dividend credits and the value of AEP stock when the awards are paid.
(8)This amount was provided under the aforementioned severance, stock award, release of all claims and noncompetition agreement with Ms. Hillebrand pursuant to which the Company provided, among other compensation and benefits, $500,000 in unrestricted AEP shares under AEP’s Long-Term Incentive Plan upon her separation from AEP service.

Outstanding Equity Awards at Fiscal Year-End for 2020

The following table provides information with respect to holdings of restricted stock units and performance shares by the named executive officers at December 31, 2020. The named executive officers do not have any outstanding stock options.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Nicholas K. Akins
2019 - 2021 Performance Shares(3)			170,064	14,161,229
2020 - 2022 Performance Shares(3)			132,048	10,995,637
2018 Restricted Stock Units(4)	10,543	877,916
2019 Restricted Stock Units(5)	18,893	1,573,220
2020 Restricted Stock Units(6)	22,008	1,832,606
Brian X. Tierney
2019 - 2021 Performance Shares(3)			40,016	3,332,123
2020 - 2022 Performance Shares(3)			29,672	2,470,787
2018 Restricted Stock Units(4)	2,711	225,745
2019 Restricted Stock Units(5)	4,445	370,135
2020 Restricted Stock Units(6)	4,946	411,853
Restricted Stock Units(7)	20,007	1,665,983
Lisa M. Barton
2019 - 2021 Performance Shares(3)			24,010	1,999,313
2020 - 2022 Performance Shares(3)			22,254	1,853,091
2018 Restricted Stock Units(4)	1,627	135,480
2019 Restricted Stock Units(5)	2,667	222,081
2020 Restricted Stock Units(6)	3,709	308,848
Restricted Stock Units(7)	20,007	1,665,983
David M. Feinberg
2019 - 2021 Performance Shares(3)			28,010	2,332,393
2020 - 2022 Performance Shares(3)			20,772	1,729,684
2018 Restricted Stock Units(4)	1,898	158,046
2019 Restricted Stock Units(5)	3,112	259,136
2020 Restricted Stock Units(6)	3,462	288,281
Lana L. Hillebrand (8)
2019 - 2021 Performance Shares(3)			—	—
2020 - 2022 Performance Shares(3)			—	—
2018 Restricted Stock Units(4)	—	—
2019 Restricted Stock Units(5)	—	—
2020 Restricted Stock Units(6)	—	—

(1)Pursuant to applicable SEC rules, the number of performance shares reported in this column is the maximum number of performance shares issuable (200% of the amount outstanding at December 31, 2020) because the results for the performance shares that vested on December 31, 2020 were above target. However, the actual number of performance shares credited upon vesting will be based on AEP’s actual performance over the applicable 3 year period.
(2)Pursuant to applicable SEC rules, the market value of the performance shares reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2020 ($83.27) by the maximum number of performance shares issuable set forth in the preceding column because the results for the performance shares that vested on December 31, 2020 were above target. However, the actual number of performance shares credited upon vesting will be based on AEP’s actual performance over the applicable 3 year period.
(3)AEP’s practice is to grant performance shares at the beginning of each year with a 3 year performance and vesting period. This results in awards for overlapping successive 3 year performance periods. These awards generally vest at the end of the 3 year performance period. The performance shares awarded for the 2018 – 2020 performance period, including associated dividend credits, vested at December 31, 2020 and are shown in the Options Exercises and Stock Vested for 2020 table below. The awards shown for the 2019 – 2021 and 2020 – 2022 performance periods include performance shares resulting from reinvested dividends which are subject to the same performance criteria as the underlying awards.
(4)These restricted stock units were granted on February 19, 2018 and will generally vest, subject to the executive officer’s continued employment, on May 1, 2021. The amounts shown include restricted stock units resulting from reinvested dividends.
(5)These restricted stock units were granted on February 18, 2019 and will generally vest, subject to the executive officer’s continued employment, in two equal installments, on May 1, 2021 and May 1, 2022. The amounts shown include restricted stock units resulting from reinvested dividends.
(6)These restricted stock units were granted on February 17, 2020 and will generally vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2021, May 1, 2022 and May 1, 2023. The amounts shown include restricted stock units resulting from reinvested dividends.
(7)These restricted stock units were granted as retention awards on February 18, 2019 and vest subject to the executive officer's continued employment. 50% will vest on May 1, 2021 and 50% will vest on May 1, 2022. The amounts shown include restricted stock units resulting from reinvested dividends.
(8)Ms. Hillebrand's performance units and restricted stock units either vested or were canceled due to the elimination of her position and severance on December 31, 2020.

Option Exercises and Stock Vested for 2020

The following table provides information with respect to the vesting of RSUs and performance shares in 2020 that were granted to our named executive officers in previous years. The named executive officers did not exercise any stock options in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Nicholas K. Akins	—	—	151,882	$12,590,383
Brian X. Tierney	—	—	45,468	$3,759,471
Lisa M. Barton	—	—	29,880	$2,467,233
David M. Feinberg	—	—	26,990	$2,237,897
Lana L. Hillebrand (3)	—	—	28,382	2,342,002

(1)This column includes the following performance shares and related dividend equivalents for the 2018 - 2020 performance period that vested on December 31, 2020: 121,653 for Mr. Akins; 31,293 for Mr. Tierney; 21,905 for Mr. Feinberg; 18,776 for Ms. Barton; and 15,647 for Ms. Hillebrand. This column also includes the following RSUs that vested on May 1, 2020: 30,229 for Mr. Akins; 14,175 for Mr. Tierney; 5,085 for Mr. Feinberg; 11,104 for Ms. Barton; and 3,874 for Ms. Hillebrand. In addition, this column includes 6,151.57 unrestricted AEP shares granted to Ms. Hillebrand.
(2)The value included in this column for the 2018-2020 performance shares is computed by multiplying the number of performance shares by the closing price of AEP’s common stock on the December 31, 2020 vesting date, which was $83.27 per share. This column also includes the value of RSUs that vested on May 1, 2020 computed by multiplying the number of units vesting by the closing price of AEP’s common stock on that date, which was $81.39 per share. This column further includes the value of unrestricted AEP shares that were granted to Ms. Hillebrand on December 28, 2020 that were immediately vested in connection with her severance, stock award, release of all claims and noncompetition agreement the value of which was computed by multiplying the number of units granted by the closing price of AEP’s common stock on that date, which was $81.28 per share.
(3)In addition to the amounts mentioned in footnotes (1) and (2) above, the Company entered into a severance, stock award, release of all claims and noncompetition agreement that provided Ms. Hillebrand with 6,151.57 unrestricted AEP shares with a value of approximately $500,000. The amounts shown for Ms. Hillebrand's also include performance units and restricted stock units that vested upon the elimination of her position and severance on December 31, 2020. Two-thirds of Ms. Hillebrand’s 2019-2021 performance shares and one-third of her 2020-2022 performance shares vested. This is the portion of the performance and vesting period for each performance unit tranche in which she was employed. Each tranche of vested performance shares will be paid to her in AEP shares after the end of the three-year performance period based on the actual score, provided that score is a positive number. With respect to Ms. Hillebrand’s 2018, 2019 and 2020 RSUs, 23% and 27% and 30% of the total RSUs granted, including dividend credits, vested upon the elimination of her position and severance on December 31, 2020. These percentages are the portion of the longest vesting period for each RSU tranche in which Ms. Hillebrand was employed (90%, 60% and 30%, respectively) less the portion already vested, if any (67%, 33% and 0%, respectively). The vested portions were paid to her in AEP shares in January 25, 2021. All of Ms. Hillebrand’s performance shares and RSUs that did not vest upon her employment termination were canceled.

2018 – 2020 Performance Shares

Performance shares that were granted for the 2018 – 2020 performance period vested on December 31, 2020. The combined score for the 2018-2020 performance period was 128.2 percent of target. The final score calculation for these performance measures is shown in the chart below.

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3 Year Cumulative Earnings Per Share	$11.771 (25% payout)	$12.390 (100% Payout)	$13.010 (200% Payout)	$12.626	138.0%	50%	69.0%
3 Year Total Shareholder Return vs. Utility Peer Group Return	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	56th Percentile	118.3%	50%	59.2%
Composite Result							128.2%

Pension Benefits for 2020

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Nicholas K Akins	AEP Retirement Plan	38.6		850,089	—
	CSW Executive Retirement Plan	38.6		2,890,844	—
Brian X. Tierney	AEP Retirement Plan	22.7		556,036	—
	AEP Supplemental Benefit Plan	22.7		1,947,530	—
Lisa M. Barton	AEP Retirement Plan	14.1		299,147	—
	AEP Supplemental Benefit Plan	14.1		596,142	—
David M. Feinberg	AEP Retirement Plan	9.7		199,107	—
	AEP Supplemental Benefit Plan	9.7		633,426	—
Lana L. Hillebrand (3)	AEP Retirement Plan	25.6	(2)	728,817	—
	AEP Supplemental Benefit Plan	25.6		646,999	—

(1)The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2020 and the following assumptions (which are consistent with those used in AEP’s financial statements):

•The named executive officer retires at normal retirement age (age 65), except for Mr. Tierney, whose benefit is calculated at age 62 because he is eligible for an unreduced annuity benefit when he reaches that age.

•The named executive officer commences the payment of benefits (the “accrued benefit”) immediately upon retirement.

•The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, assumed discount rate of 2.50 percent, 2.25 percent and 2.25 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the Pri-2012 mortality tables. Base mortality rates are derived from the Pre-2012 table with no collar adjustment for the qualified pension benefits and a white collar adjustment for non-qualified pension benefits. Mortality improvements are projected generationally using the MP-2020 mortality projection scale. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 2.42 percent and assumed mortality based on current law IRS lump sum mortality with static mortality projections estimated to the date of retirement using mortality projection scale MP-2020. The present value of each named executive officer’s benefits is determined by discounting the value of benefits described above at the assumed retirement age to each executive’s current age using an assumed interest rate of 2.50 percent, 2.25 percent and 2.25 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•For the AEP Retirement Plan, the present value of the accrued benefit is weighted based on 85 percent lump sum and 15 percent annuity based on the assumption that participants elect those benefit options in that proportion. For the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, the present value of the accrued benefits is weighted based on 100 percent lump sum.

(2)The benefit available to Ms. Hillebrand from the AEP Retirement Plan consists of two pieces: one under the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”) attributable to her prior period of service (17.5 years) between December 15, 1982 and June 30, 2000 (her “CSW Retirement Plan Benefit”) and one under the cash balance formula since her return to AEP on December 17, 2012. Her CSW Retirement Plan Benefit will be paid to her either as a lump sum or in one of the annuity options offered by the plan. The amount available to her as a lump sum would be the greater of (i) her CSW Retirement Plan cash balance account ($257,066 as of December 31, 2020), or (ii) the lump sum value of her CSW Retirement Plan protected minimum normal retirement annuity (which had accrued during the 14.5 year period until her traditional pension formula benefit became frozen effective July 1, 1997), calculated using a factor based on then applicable interest and mortality assumptions as well as an assumed future cost of living adjustment rate of 3.00%. The payment available to her as an annuity would be based on the greater of (i) her CSW Retirement Plan protected minimum normal retirement annuity ($3,279 per month) or (ii) the life annuity equivalent of her then CSW Retirement Plan cash balance account, calculated using a factor based on then applicable interest and mortality assumptions.

(3)Ms. Hillebrand separated from service on December 31, 2020. As of January 1, 2021, the options available for the payment of her benefit under the AEP Retirement Plan included an estimated $694,069 as a lump sum (an estimated $213,845 as her current service cash balance benefit and $480,224 as her prior service CSW Retirement Plan Benefit) or an estimated $4,024 as a monthly single life annuity (an estimated $973 as her current service cash balance benefit and $3,051 as her prior service CSW Retirement Plan Benefit). Ms. Hillebrand's lump sum benefit under the AEP Supplemental Benefit Plan was an estimated $581,644 as of January 1, 2021.

Overview.     AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide benefits that cannot be paid under the tax-qualified plan because of maximum limitations imposed on such plans by the Internal Revenue Code. The plans are designed to provide a retirement income to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.     The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (CSW Retirement Plan), which was merged into the AEP Retirement Plan effective December 31, 2008. As of December 31, 2020, each of the named executive officers was fully vested in their AEP Retirement Plan benefit.

In addition, employees who have continuously participated in the AEP Retirement Plan (but not the CSW Retirement Plan) since December 31, 2000 (“Grandfathered AEP Participants”), which includes Mr. Tierney, remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

Cash Balance Formula.     Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.Company Credits.     Each year, participants’ accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2020, the limit was $285,000.

2.Interest Credits.     All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year, with a floor of 4 percent. For 2020, the interest rate was 4 percent.

Final Average Pay Formula.     Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit is not affected by the participant’s service or compensation subsequent to this date. This frozen final average pay normal retirement benefit is based on the following calculation as of December 31, 2010: the participant’s then years of service multiplied by the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (High 36); and (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

Grandfathered AEP Participants may become entitled to a subsidized early retirement benefit under the final average pay formula if they remain employed with AEP through age 55 with at least three years of service. The early retirement benefit payable under the final average pay formula is the unreduced normal retirement age benefit if it commences at age 62 or later. The early retirement benefit is reduced by 3 percent for each year prior to age 62 that the participant elects to commence their benefits.

AEP Supplemental Benefit Plan.     The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (ii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded.

Participants do not become vested in their AEP Supplemental Plan benefit until they become vested in their AEP Retirement Plan benefit or upon a change in control. As of December 31, 2020, each of the named executive officers who participate in this benefit (Messrs. Tierney and Feinberg and Mses. Barton and Hillebrand) was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan.     The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits. As of December 31, 2020, Mr. Akins was fully vested in his CSW Executive Retirement Plan benefit.

Nonqualified Deferred Compensation for 2020

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive compensation and performance share awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following non-qualified deferred compensation plans for eligible employees:

•The American Electric Power System Supplemental Retirement Savings Plan (SRSP);

•The American Electric Power System Incentive Compensation Deferral Plan (ICDP); and

•The American Electric Power System Stock Ownership Requirement Plan (SORP).

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY(3)($)	Aggregate Withdrawals/Distributions($)	Aggregate Balance at Last FYE(4)($)
Nicholas K. Akins	SRSP	179,562	134,671	63,236	—	2,715,799
	ICDP	—	—	212,601	—	745,748
	SORP	—	—	(987,427)	—	10,099,499
Brian X. Tierney	SRSP	165,315	74,392	113,141	—	4,787,356
	SORP	—	—	(176,368)	—	1,803,912
Lisa M. Barton	SRSP	73,318	54,989	54,180	—	949,602
	ICDP	—	—	716	—	30,243
	SORP	—	—	(223,178)	—	2,282,680
David M. Feinberg	SRSP	77,989	58,492	22,277	—	967,433
	SORP	—	—	(294,385)	—	3,010,999
Lana L. Hillebrand	SRSP	70,256	52,692	19,228	—	837,199
	SORP	—	—	(246,059)	—	2,516,713

(1)The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table as either (i) Salary for 2020 or (ii) the Non-Equity Incentive Plan Compensation for 2019 which was paid or deferred in 2019.
(2)The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the All Other Compensation column of the Summary Compensation Table.
(3)No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(4)The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $1,539,181 for Mr. Akins, $1,701,868 for Mr. Tierney, $714,668 for Mr. Feinberg, $357,971 for Ms. Barton and $370,251 for Ms. Hillebrand. In addition, the “Aggregate Balance at Last FYE” for the SORP includes the following amounts previously reported in the Summary Compensation Table for prior years: $2,670,419 for Mr. Akins, $5,297 for Mr. Tierney, $1,617,064 for Mr. Feinberg, $502,170 for Ms. Barton and $140,637 for Ms. Hillebrand.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•Participants can defer up to 50 percent of their base salary and annual incentive award in excess of the IRS eligible compensation limit for qualified plans, which was $285,000 for 2020.

•The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation for a total Company match of up to 4.5% of eligible compensation.

•Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•Participants may direct the investment of their plan account among the core investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. There are not any above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan’s investment options.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of vested performance shares.

•AEP does not offer any matching contributions under this plan.

•Vested performance shares that are deferred into this plan are tracked as phantom stock units and credited with dividend equivalent stock units for an additional 6 months following the vested date . After this 6 month period balances are credited to the AEP Stock Fund under the plan and participants may direct the investment of this balance along with their full plan account balance among the core investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There are not any above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may make one withdrawal of amounts attributable to their pre-2005 contributions prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect among the same payment options for the distributions of their account value as described above for the Supplemental Retirement Savings Plan’s investment options.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares, which are a form of deferred compensation, that is unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect among the same payment options for the distribution of the value of their AEP Career Shares as described above for the Supplemental Retirement Savings Plan.

Potential Payments Upon Termination of Employment or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change in control transaction, the Company may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below. The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits under the General Severance Plan if their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees) and the employee releases AEP from claims against the Company that may be lawfully released. These severance benefits include:

•A lump sum severance payment equal to two weeks of base pay for each year of Company service, with a maximum of 52 weeks and a minimum of 8 weeks for employees with at least one year of AEP service;

•Continued eligibility for medical and dental benefits at active employee rates for up to 12 months or until the participant becomes eligible for coverage from another employer, whichever occurs first;

•For employees who are at least age 50 with 10 years of AEP service who were hired or last rehired prior to January 1, 2014 and who do not qualify for AEP’s retiree medical benefits or who will be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first; and

•Outplacement services, the incremental cost of which may be up to $17,000 for the named executive officers.

Severance-Eligible Employees who have enough weeks of severance (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of AEP service (Retirement-Eligible Employees), are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Internal Revenue Code Section 409A.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding unvested performance shares that the executive has held for at least six months. The pro-rated performance shares will not become payable until the end of the performance period and remain subject to all performance objectives. A severed executive who timely executes a release of all claims is entitled to vesting of a pro-rata portion of any RSUs to the extent not already vested and paid.

Severance-Eligible executive officers may continue financial counseling and tax preparation services for one year following their termination up to a maximum annual incremental cost to the Company for 2021 of $20,000 plus related incidental expenses of the advisor.

The Company also has an Executive Severance Plan (Executive Severance Plan) that provides severance benefits to selected officers of the Company, including the named executive officers, subject to the executive’s agreement to comply with the provisions of the plan, including confidentiality, non-solicitation, cooperation and non-disparagement provisions during and after their AEP employment. Any severance benefits payable under the

Executive Severance Plan and prorated vesting of RSUs are conditioned on the execution of an agreement by the executive officer releasing all claims against the Company that may be lawfully released and committing to a one-year non-competition obligation. Executives remain eligible for benefits under the General Severance Plan described above; however, the cash severance benefits provided under the Executive Severance Plan are reduced by any amounts provided under the General Severance Plan. Benefits under the Executive Severance Plan would be triggered by a resignation for “good reason” or an involuntary termination by the Company without “cause” (each as defined below).

The term “cause” with respect to the Executive Severance Plan means:

(i)Failure or refusal to perform a substantial part of the executive’s assigned duties and responsibilities following notice and a reasonable opportunity to cure (if such failure is capable of cure);

(ii)Commission of an act of willful misconduct, fraud, embezzlement or dishonesty either in connection with the executive’s duties to the Company or which otherwise is injurious to the best interest or reputation of the Company;

(iii)Repeated failure to follow specific lawful directions of the Board or any officer to whom the executive reports;

(iv)A violation of any of the material terms and conditions of any written agreement or agreements the executive may from time to time have with the Company;

(v)A material violation of any of the rules of conduct of behavior of the Company;

(vi)Conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor involving an act of moral turpitude, or (C) a misdemeanor committed in connection with the executive’s employment with the Company which is injurious to the best interest or reputation of the Company; or

(vii)Violation of any applicable confidentiality, non-solicitation, or non-disparagement covenants or obligations relating to the Company (including the provisions to which the executive agreed when enrolling in the plan).

An executive’s termination of employment that triggers benefits under his or her change in control agreement (described in the next section) or due to mandatory retirement, disability or death would not be considered an involuntary termination that may trigger the payment of benefits under the Executive Severance Plan.

An executive would have “good reason” for resignation under the Executive Severance Plan if there is any reduction in the executive’s then current annual base salary without the executive’s consent; provided, however, that a uniform percentage reduction of 10% or less in the annual base salary of all executives participating in the Executive Severance Plan who are similarly situated would not be considered good reason for resignation. Also, the Company must be given 10 days following receipt of written notice from the executive to restore the executive’s base salary before his or resignation may trigger plan benefits.

If benefits under the Executive Severance Plan are triggered, the affected named executive officers would receive one times their base salary and target annual incentive payable over one year. In addition, a pro-rated portion of their outstanding unvested performance shares and RSUs would vest. The pro-rated performance shares will not become payable until the end of the performance period and remain subject to all performance objectives.

Change In Control.    AEP defines “change in control” under its change in control agreements and Long-Term Incentive Plan as:

•The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or

•Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers that is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason,” each as defined below. Such termination must be no later than two years after the change in control. These agreements provide for:

•A lump sum payment equal to 2.99 times the named executive officer’s annual base salary plus target annual incentive compensation award under the annual incentive program as in effect at the time of termination; and

•Outplacement services.

The term “cause” with respect to AEP’s change in control agreements means:

(i)The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board; or

(ii)The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control;

(ii)The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control;

(iii)The reduction of the executive’s salary as in effect on the date of the change in control;

(iv)Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies;

(v)A failure by the Company to obtain from any successor the assent to the change in control agreement; or

(vi)The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason.”

All awards under the Long-Term Incentive Plan vest upon a “Qualifying Termination” of a participant which may occur coincident with or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement (generally at age 65) is explicitly excluded, and “Cause” is defined more broadly to encompass:

(i)Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner;

(ii)Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP;

(iii)Engagement in activities or conduct injurious to the best interest or reputation of AEP;

(iv)Insubordination;

(v)Violation of any material term or condition of any written agreement with AEP;

(vi)Violation of any of AEP’s rules of conduct of behavior;

(vii)Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP; or

(viii)Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, performance shares would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” within one year following a change in control. The value of each vested performance share following a “Qualifying Termination” would be (1) the closing price of a share of AEP common stock on the date of the Qualifying Termination or (2) if the date of the Qualifying Termination is coincident with the change in control and if the change in control is the result of a tender offer, merger or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits to the extent then unvested become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2020 assuming the hypothetical circumstances cited in each column occurred on December 31, 2020 and calculated in accordance with the methodology required by the SEC. In connection with any actual termination or change in control, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below, as was the case with respect to Ms. Hillebrand's separation from AEP service at year-end 2020. The actual compensation and benefits Ms. Hillebrand received or will receive pursuant to the severance, stock award, release of all claims and noncompetition agreement under which her employment was terminated on December 31, 2020 are described following the Non-Incremental Post-Termination Compensation and Benefits on December 31, 2020 table and footnotes below.

With respect to annual incentive compensation for the completed year, the initial calculated annual incentive opportunity is shown, before any individual discretionary adjustment, which varies for some of the named executive officers from the actual value paid and reported in the Summary Compensation Table.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability because it is not generally AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue for employees that cannot perform any occupation for which they are reasonably qualified generally until the employee reaches age 65. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Internal Revenue Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. Employment may be terminated due to disability under a separate definition of employment termination that applies to long-term incentive stock unit awards and compensation and benefit programs that may be considered non-qualified deferred compensation under Section 409A of the Internal Revenue Code. However long-term incentive stock unit awards allow participants terminated due to disability to continue to vest as if their employment had continued so long as they remain continuously disabled.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2020
For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($1,510,000)	$—	$1,510,000	$—	$4,514,900	$—
Annual Incentive for Completed Year(1)	$3,317,512	$3,317,512	$—	$3,317,512	$3,317,512
Other Payment for Annual Incentives(2)	$—	$2,038,500	$—	$6,095,115	$—
Long-Term Incentives:(3)
2019 - 2021 Performance Shares(4)	$4,720,410	$4,720,410	$—	$7,080,615	$4,720,410
2020 - 2022 Performance Shares(4)	$1,832,606	$1,832,606	$—	$5,497,818	$1,832,606
2018 Restricted Stock Units	$—	$589,674	$—	$877,916	$877,916
2019 Restricted Stock Units	$—	$631,814	$—	$1,573,220	$1,573,220
2020 Restricted Stock Units	$—	$549,782	$—	$1,832,606	$1,832,606
Benefits:
Financial Counseling	$20,000	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$9,890,528	$15,227,298	$—	$30,826,702	$14,174,270

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2020
For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($820,000)	$—	$820,000	$—	$2,451,800	$—
Annual Incentive for Completed Year(1)	$—	$—	$—	$1,067,113	$1,067,113
Other Payment for Annual Incentives(2)	$—	$656,000	$—	$1,961,440	$—
Long-Term Incentives:(3)
2019 - 2021 Performance Shares(4)	$—	$1,110,711	$—	$1,666,066	$1,110,711
2020 - 2022 Performance Shares(4)	$—	$411,798	$—	$1,235,394	$411,798
2018 Restricted Stock Units	$—	$151,685	$—	$225,745	$225,745
2019 Restricted Stock Units	$—	$148,657	$—	$370,135	$370,135
2020 Restricted Stock Units	$—	$123,556	$—	$411,853	$411,853
Restricted Stock Units	$—	$772,475	$—	$1,665,983	$1,665,983
Benefits:
Financial Counseling	$—	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$—	$4,231,882	$—	$11,092,529	$5,283,338

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2020
For Lisa M. Barton

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($660,000)	$—	$660,000	$—	$1,973,400	$—
Annual Incentive for Completed Year(1)	$856,007	$856,007	$—	$856,007	$856,007
Other Payment for Annual Incentives(2)	$—	$528,000	$—	$1,578,720	$—
Long-Term Incentives:(3)
2019 - 2021 Performance Shares(4)	$666,438	$666,438	$—	$999,656	$666,438
2020 - 2022 Performance Shares(4)	$308,848	$308,848	$—	$926,545	$308,848
2018 Restricted Stock Units	$—	$91,011	$—	$135,480	$135,480
2019 Restricted Stock Units	$—	$89,190	$—	$222,081	$222,081
2020 Restricted Stock Units	$—	$92,655	$—	$308,848	$308,848
Restricted Stock Units	$—	$772,475	$—	$1,665,983	$1,665,983
Benefits:
Financial Counseling	$20,000	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$1,851,293	$4,101,624	$—	$8,703,720	$4,183,685

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2020
For David M. Feinberg

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($694,000)	$—	$694,000	$—	$2,075,060	$—
Annual Incentive for Completed Year(1)	$—	$—	$—	$847,042	$847,042
Other Payment for Annual Incentives(2)	$—	$520,500	$—	$1,556,295	$—
Long-Term Incentives:(3)
2019 - 2021 Performance Shares(4)	$—	$777,464	$—	$1,166,196	$777,464
2020 - 2022 Performance Shares(4)	$—	$288,281	$—	$864,842	$288,281
2018 Restricted Stock Units	$—	$106,179	$—	$158,046	$158,046
2019 Restricted Stock Units	$—	$104,051	$—	$259,136	$259,136
2020 Restricted Stock Units	$—	$86,484	$—	$288,281	$288,281
Benefits:
Financial Counseling	$—	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$—	$2,613,959	$—	$7,251,898	$2,638,250

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits
That Would Have Been Provided as the Result of Employment Termination
as of December 31, 2020
For Lana L. Hillebrand(6)

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($632,500)	$—	$632,500	$—	$1,891,175	$—
Annual Incentive for Completed Year(1)	$771,862	$771,862	$—	$771,862	$771,862
Other Payment for Annual Incentives(2)	$—	$474,375	$—	$1,418,381	$—
Long-Term Incentives:(3)
2019 - 2021 Performance Shares(4)	$610,924	$610,924	$—	$916,386	$610,924
2020 - 2022 Performance Shares(4)	$226,494	$226,494	$—	$679,483	$226,494
2018 Restricted Stock Units	$—	$75,842	$—	$112,831	$112,831
2019 Restricted Stock Units	$—	$81,770	$—	$203,595	$203,595
2020 Restricted Stock Units	$—	$67,948	$—	$226,494	$226,494
Benefits:
Financial Counseling	$20,000	$20,000	$—	$20,000	$20,000
Outplacement Services(5)	$—	$17,000	$—	$17,000	$—
Total Incremental Compensation and Benefits	$1,629,280	$2,978,715	$—	$6,257,207	$2,172,200

(1)Executive officers and all other employees are eligible for an annual incentive award based on their earnings for the year if they incur a retirement-eligible termination after the third month of the year, are severed at or after year-end or if they die. The amount shown is the calculated annual incentive opportunity, as shown in the table in Compensation Discussion and Analysis. However, annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the Board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(2)The amount shown in the Severance column is one times the target annual incentive opportunity for each of the named executive officers. The amount shown in the Change-In-Control column is 2.99 times the target annual incentive opportunity for each of the named executive officers.
(3)The long-term incentive values shown represent the values that would be paid under the circumstances described in each column based on the closing price of AEP common stock on December 31, 2020, which is the methodology required by the SEC.
(4)The target value of performance shares are shown. The actual value paid in the event of retirement, eligible termination, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the 3 year performance period. In the event of a qualifying termination in connection with a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.
(5)This is the maximum cost of Company-paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(6)The information shown for Ms. Hillebrand assumes her employment was terminated under the hypothetical circumstances cited in each column, rather than under the unique severance, stock award, release of all claims and noncompetition agreement under which her employment was terminated on December 31, 2020. The actual compensation and benefits Ms. Hillebrand received pursuant to this agreement are described following the Non-Incremental Post-Termination Compensation and Benefits on December 31, 2020 table and footnotes below.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2020, that would have been provided to each named executive officer following a termination of his or her employment on December 31, 2020. These amounts were generally earned or vested over multiple years of service to the Company.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2020

Name	Long-Term Incentives		Benefits
	Vested Performance Shares (1)	AEP Career Shares (2)	Vacation Payout (3)	Post-Retirement Benefits (4)	Deferred Compensation (5)
Nicholas K. Akins	$10,130,045	$10,099,499	$33,031	$3,477,900	$3,461,547
Brian X. Tierney	$2,605,768	$1,803,912	$9,462	$2,011,095	$4,787,356
Lisa M. Barton	$1,563,478	$2,282,680	$3,173	$765,231	$979,845
David M. Feinberg	$1,824,029	$3,010,999	$26,692	$655,918	$967,433
Lana L. Hillebrand	$1,302,926	$2,516,713	$46,221	$1,275,713	$837,199

(1)Represents the value of performance shares that vested on December 31, 2020 calculated using the market value of these shares on December 31, 2020.
(2)Represents the value of AEP share equivalents deferred mandatorily into the AEP Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2020.
(3)Represents accumulated but unused vacation.
(4)Represents the estimated lump sum benefit calculated for the named executive officers pursuant to the terms of the AEP Retirement Plan, the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, as applicable.
(5)Includes balances from the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (2).

In addition to the amounts above, the Company entered into a severance, stock award, release of all claims and noncompetition agreement that provided Ms. Hillebrand with the following compensation and benefits upon her December 31, 2020 separation from service:

•A separation payment in the amount of $1,106,875, which is equal to one times Ms. Hillebrand’s annual salary ($632,500) and target short-term incentive compensation (75% of annual salary). Of this amount, 50% will be paid in the first regular payroll date on or after July 1, 2021, with the balance paid out in thirteen biweekly installments over the following 6 months.

•$500,000 in unrestricted shares of Common Stock of American Electric Power Company, Inc. (the “Shares”).

•Subsidized medical and dental insurance at active employee rates for 12 months, as opposed to the subsidized retiree medical insurance rates for which she would have otherwise qualified based on her age and years of service upon the termination of her employment. The value of this additional medical and dental insurance subsidy is $4,855 for this 12 month period.

•Since Ms. Hillebrand remained employed by AEP through the vesting date (December 31, 2020), she vested in and received her full 2018-2020 performance share awards.

•Since Ms. Hillebrand was retirement eligible at her termination date, Ms. Hillebrand's other performance share awards (2019-2021 and 2020-2022) became partially vested (two-thirds and one-third, respectively). Such partial vesting also applied due to her employment termination as the result of the elimination of her position. The portion of Ms. Hillebrand’s performance shares that did not vest upon her employment termination were canceled.

•Due to her employment termination as the result of the elimination of her position and agreement to a release of all claims, Ms. Hillebrand's restricted stock units also partially vested following her employment termination on December 31, 2020. Specifically, 69.7% and 40.3% and 30.0% of her 2018, 2019 and 2020 restricted stock units vested, respectively. These percentages are the portion of the longest vesting period for each RSU tranche in which Ms. Hillebrand was employed less the portion already vested, if any, and divided by the unvested portion. The portion of Ms. Hillebrand’s restricted stock units that did not vest upon her employment termination were canceled.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (except for the CEO). We identified the median employee in 2020 by first determining the total wages for the 12 months ending on October 31, 2020 (base salary, annual incentive compensation plus 401k Company match) for each employee (except for our CEO) who was employed by us on October 31, 2020. Based on this compensation measure, we identified the median employee from among our entire employee population. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table in this proxy statement.

Mr. Akins, who was both Chairman and CEO, had 2020 annual total compensation of $15,503,434 as reflected in the Summary Compensation Table included in this Proxy Statement. The 2020 annual total compensation of our median employee (other than the CEO) was $140,965. The median employee’s total compensation includes base wages, overtime earnings, annual incentive compensation, the change in the present value of the employee’s pension benefits and the Company’s matching contributions to the retirement savings plan. Based on the foregoing, our estimate of the 2020 ratio of the annual total compensation of our CEO to the median annual total compensation of all our employees (other than the CEO) was 110 to 1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 18, 2021 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP common stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares(a)	Stock Units(b)	Total
N. K. Akins	56,779	121,286	178,065
D. J. Anderson	—	30,090	30,090
L. M. Barton	6,148	27,413	33,561
J. B. Beasley, Jr	—	16,199	16,199
R. D. Crosby, Jr.	—	56,635	56,635
D. M. Feinberg	83	36,160	36,243
A. A. Garcia	—	2,613	2,613
L. A. Goodspeed	—	55,568	55,568
L. L. Hillebrand	8,298	30,224	38,522
T. Hoaglin	1,000	48,245	49,245
S. B. Lin	1,032	24,203	25,235
M. M. McCarthy	3,125	3,374	6,499
R. C. Notebaert	—	30,090	30,090
S. S. Rasmussen	—	23,528	23,528
O. G. Richard III	2,195	22,115	24,310
D. Roberts	—	163	163
B. X. Tierney	7,881	21,663	29,544
S. M. Tucker	1,532	43,073	44,605
All directors, nominees and executive officers as a group (22 persons)(c)	88,073	592,682	680,755

(a)None of the shares reflected in this column is pledged. This column also includes share equivalents held in the AEP Retirement Savings Plan.
(b)This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and amounts deferred in share equivalents in the Retainer Deferral Plan for Non-Employee Directors. This column also includes amounts deferred in share equivalents held under AEP’s Supplemental Retirement Savings Plan, AEP’s Incentive Compensation Deferral Plan and the following numbers of AEP Career Shares: Mr. Akins, 121,286; Mr. Tierney, 21,663; Mr. Feinberg, 36,160; Ms. Barton, 27,413; Ms. Hillebrand, 30,224; and all directors and executive officers as a group, 339,228. This column excludes RSUs that will not vest within 60 days.
(c)As of February 18, 2021, the directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of the Company’s common stock.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 22, 2021, with beneficial ownership of more than five percent of AEP common stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	44,189,966	(a)	8.90%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,824,378	(b)	7.2%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	30,497,305.00	(c)	6.10%

(a)Based on the latest Schedule 13G/A filed with the SEC, The Vanguard Group reported that it had shared power to vote 1,136,716 shares, sole dispositive power for 41,761,747 shares and shared dispositive power for 2,428,219 shares.
(b)Based on the latest Schedule 13G/A filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 32,289,995 shares and sole dispositive power for 35,824,378 shares.
(c)Based on the latest Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc. reported that it had sole power to vote 7,879,143 shares and sole dispositive power for 30,497,305 shares.

Shareholder Proposals and Nominations

You may submit proposals for consideration at future stockholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 10, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

•not earlier than December 21, 2021; and

•not later than the close of business on January 20, 2022.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•90 days prior to the meeting; and

•10 days after public announcement of the meeting date.

Deadlines for the nomination of director candidates are summarized below. This summary is qualified by our Bylaws.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary on or after December 22, 2020 and before the close of business on January 21, 2021, unless the annual meeting is moved by more than 30 days before or 70 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as set forth above.

In addition, our Bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include in our annual meeting proxy statement director candidates that they have nominated. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (x) two or (y) 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:

•not earlier than the close of business on October 11, 2021; and

•not later than the close of business on November 10, 2021.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the later of the following two dates:

•120 days prior to the meeting; and

•10 days after public announcement of the meeting date.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP common stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no additional compensation for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow Sodali, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $10,500, plus reasonable out-of-pocket expenses.

Exhibit A

Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, AEP’s management believes that the Company’s operating earnings provide users with additional meaningful financial information about the Company’s performance. Management also uses this non-GAAP financial measure when communicating with stock analysts and investors regarding its earnings outlook and results. This non-GAAP measure is also used for purposes of determining performance-based compensation. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2020.

EPS
GAAP Reported Earnings	$4.44
Special Items
Mark-to-Market Impact of Commodity Hedging Activities	$(0.01)
COVID-19	$0.05
Achieving Excellence Program	$0.09
CARES Act	$(0.10)
Virginia Triennial Review	$(0.03)
Operating Earnings (non-GAAP)	$4.44

1 Riverside Plaza Columbus, OH 43215-2378

AMERICAN ELECTRIC POWER

BOUNDLESS ENERGY™

VOTE

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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## 2021 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

**A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.**

1. Election of Directors:

| | For | Against | Abstain | | For | Against | Abstain | | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - Nicholas K. Akins | ☐ | ☐ | ☐ | 02 - David J. Anderson | ☐ | ☐ | ☐ | 03 - J. Barnie Beasley, Jr. | ☐ | ☐ | ☐ |
| 04 - Art A. Garcia | ☐ | ☐ | ☐ | 05 - Linda A. Goodspeed | ☐ | ☐ | ☐ | 06 - Thomas E. Hoaglin | ☐ | ☐ | ☐ |
| 07 - Sandra Beach Lin | ☐ | ☐ | ☐ | 08 - Margaret M. McCarthy | ☐ | ☐ | ☐ | 09 - Stephen S. Rasmussen | ☐ | ☐ | ☐ |
| 10 - Oliver G. Richard III | ☐ | ☐ | ☐ | 11 - Daryl Roberts | ☐ | ☐ | ☐ | 12 - Sara Martinez Tucker | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. | ☐ | ☐ | ☐ |
| 3. Advisory approval of the Company's executive compensation. | ☐ | ☐ | ☐ |

**B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) – Please print date below. | Signature 1 – Please keep signature within the box. | Signature 2 – Please keep signature within the box. |
|---|---|---|
| / / | | |

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# 2021 Annual Meeting Admission Ticket

**2021 Annual Meeting of American Electric Power Company, Inc. Shareholders**

**If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.**

**AGENDA**

- Introduction and Welcome
- Election of Directors
- Ratification of Auditors
- Advisory approval of the Company's executive compensation
- Chief Executive Officer's Report
- Comments and Questions from Shareholders

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AMERICAN ELECTRIC POWER
BOUNDLESS ENERGY™

## Proxy — American Electric Power Company, Inc.

## Notice of 2021 Annual Meeting of Shareholders

### Proxy Solicited by Board of Directors for Annual Meeting — April 20, 2021

The shareholder signing on the reverse of this proxy card appoints Nicholas K. Akins and Julia A. Sloat, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 20, 2021, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

**Trustee's Authorization.** The undersigned authorizes The Bank of New York Mellon to vote all shares of Common Stock of the Company credited to the undersigned's account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

**(Items to be voted appear on reverse side)**

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.